SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
Cincinnati Bell Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2013
To Our Shareholders:
The 2013 Annual Meeting of Shareholders of Cincinnati Bell Inc. (the “Company”) will be held on Friday, May 3, 2013, at 11:00 a.m., Eastern Time, at the METS Center, 3861 Olympic Boulevard, Erlanger, Kentucky, for the following purposes:

1	To elect nine directors to serve a one-year term ending in 2014;

2	To seek advisory approval of the Company's executive compensation;

3	To ratify the appointment of the Company's independent accountants to audit the financial statements of the Company for the year 2013; and

4	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has established the close of business on March 4, 2013 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to vote on matters to be presented at the Annual Meeting.
Your vote is important. Your prompt response will also help reduce proxy costs and will help you avoid receiving follow-up telephone calls or mailings. Please vote as soon as possible.
Also, the Company has elected to take advantage of Securities and Exchange Commission rules that allow the Company to furnish proxy materials to you and other shareholders on the internet.

By Order of the Board of Directors

Christopher J. Wilson
Vice President, General Counsel and Secretary
March 22, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2013: The Proxy Statement and Annual Report are available at www.proxyvote.com

CINCINNATI BELL INC.
221 East Fourth Street
Cincinnati, Ohio 45202
PROXY STATEMENT
For the Annual Meeting of Shareholders
to be held on Friday, May 3, 2013
This Proxy Statement is furnished to the shareholders of Cincinnati Bell Inc., an Ohio corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2013 Annual Meeting of Shareholders. The Annual Meeting will be held on Friday, May 3, 2013, at 11:00 a.m., Eastern Time, at the METS Center, 3861 Olympic Boulevard, Erlanger, Kentucky 41018. The Notice of Annual Meeting of Shareholders, the Proxy Statement, the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and the Company's Summary 2012 Annual Report are being furnished to the shareholders beginning on or about March 22, 2013.
The Company's Board of Directors has established the close of business on March 4, 2013 as the record date (the “Record Date”) for determining shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote on matters to be presented at the Annual Meeting.
The agenda for the Annual Meeting is as follows:

1	To elect nine directors to serve a one-year term ending in 2014;

2	To seek advisory approval of the Company's executive compensation;

3	To ratify the appointment of the Company's independent accountants to audit the financial statements of the Company for the year 2013; and

4	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.
PLEASE VOTE - YOUR VOTE IS IMPORTANT

Cincinnati Bell Inc. is a full-service regional provider of data and voice communications services over wireline and wireless networks, a provider of managed services, and a reseller of information technology ("IT") and telephony equipment. The Company provides telecommunications service to businesses and consumers in the Greater Cincinnati and Dayton, Ohio, areas primarily on its owned wireline and wireless networks with a well-regarded brand name and reputation for service. On January 24, 2013, the Company completed the initial public offering ("IPO") of CyrusOne Inc. ("CyrusOne"), its former wholly-owned subsidiary which provides best-in-class data center colocation services to enterprise customers through its facilities located in the Midwest, Texas, Arizona, London and Singapore. After the IPO, the Company effectively owns a 69% economic interest in CyrusOne.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Q: Why am I receiving these proxy materials?
A: The Company's Board of Directors (the “Board”) is providing these proxy materials to you in connection with the Annual Meeting of Shareholders, which will take place on May 3, 2013. As a shareholder, you are invited to attend the meeting and are entitled to vote on the proposals described in this Proxy Statement.
Q: What information is contained in the package of materials that I received?
A: The Company's combined Proxy Statement, Summary 2012 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2012, which includes our 2012 consolidated financial statements, contain information relating to the proposals to be voted on at the meeting, the voting process, the compensation of directors and certain officers and certain other information required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules and listing standards of the New York Stock Exchange (the “NYSE”). Although you are encouraged to vote either by the internet or by telephone, these materials, if received in printed form, also include a proxy card or voting instruction card for your use in voting by mail or at the Annual Meeting.

Q: What proposals will be voted on at the meeting?

1	The election of nine directors to serve a one-year term ending in 2014;

2	The advisory approval of the Company's executive compensation; and

3
The ratification of the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche LLP”) as the independent registered public accounting firm (“Independent Registered Public Accounting Firm”) to audit the financial statements of the Company for the year 2013.

Q: What is the Board of Directors' voting recommendation?
A: The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•	“FOR” the advisory approval of the Company's executive compensation; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm to audit the financial statements of the Company for the year 2013.

Q: Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
A: Pursuant to the rules of the SEC, the Company has elected to provide access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners, which instructs them as to how they may submit their proxy on the internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. In addition, you may request to receive proxy materials in printed form by mail or by email on an ongoing basis.

Q: How can I get electronic access to the proxy materials?
A: Instructions regarding how to view the proxy materials for the Annual Meeting on the internet and to instruct the Company to send future proxy materials to you via email or in printed form are included in the Notice and on the website. If you elect to receive future proxy materials by email, the Company will save the cost of printing and mailing the proxy materials. You will also receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. The election to receive proxy materials by email will remain in effect until you terminate it.
Q: What shares can I vote?
A: You may vote all Company common shares and 6 3/4% Cumulative Convertible Preferred Shares that you own (or for which you have been given the right to provide instructions as to how such shares should be voted) as of the close of business on the Record Date. This includes: (i) shares held directly in your name as the shareholder of record, including common shares purchased through the Cincinnati Bell Employee Stock Purchase Plan; (ii) shares that are held by a trust used in connection with a Company employee or director plan pursuant to which the value of such shares has been credited to your account under such plan; and (iii) shares held for you as the beneficial owner through a broker or other nominee.
Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A: Many Cincinnati Bell shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record
If your shares are registered directly in your name with Cincinnati Bell's transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record for those shares. As a shareholder of record, you may grant your voting proxy over the internet, by mail, by telephone or you may vote your shares in person at the meeting.
Beneficial Owner
If your shares are held in a stock brokerage account or by another nominee (including a trust used in connection with a Company employee or director plan), you are considered the beneficial owner of shares held in street name, and your broker or nominee is considered to be the shareholder of record. If you are a participant in the Cincinnati Bell Inc. Retirement Savings Plan or the Cincinnati Bell Inc. Savings and Security Plan, you are the beneficial owner of the shares credited to your account. As the beneficial owner, a Notice and/or proxy card was forwarded to you by the shareholder of record. As the beneficial owner, you may direct and provide voting instructions to your broker or nominee to vote the shares held in your account by proxy over the internet or by telephone by following the instructions provided in the Notice or the proxy card. You can also mail your proxy to the Company by following the instructions provided in the proxy card (if forwarded by your broker or nominee). You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record authorizing you to vote the shares.

Q: How can I attend and vote my shares at the meeting?
A: Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to attend the meeting and vote in person, you will need to provide proof of identification and then you will be presented a proxy card. Beneficial shares, held either in street name or credited to your account under a Company employee or director plan, cannot be voted at the Annual Meeting unless you obtain a signed proxy from the shareholder of record authorizing you to vote these shares.
Q: How can I vote my shares without attending the meeting?
A: The methods for voting without attending the meeting are:
By Internet - If you have internet access, you may submit your vote from any location by following the instructions provided in the Notice or the proxy card.
By Telephone - If you live in the United States or Canada, you may submit your vote by following the “Vote by Phone” instructions provided in the Notice or the proxy card.
By Mail - You may vote by mail by completing and signing your proxy card and mailing it in the accompanying enclosed, pre-addressed postage-paid envelope.

Q: What happens if I don't give specific voting instructions?
A: The effect of not providing specific voting instructions depends on if you are the shareholder of record or the beneficial owner of the shares.
Shareholder of Record
If you are a shareholder of record and (i) you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, or (ii) you sign and return a proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on each of the matters presented in this proxy statement for which you did not provide specific voting instructions, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owner
If you are deemed to be the beneficial owner of shares and do not provide the broker or nominee that holds your shares with specific voting instructions, the broker or nominee that holds such shares may generally vote on routine matters but cannot vote on non-routine matters, as provided by the rules of the NYSE. If the broker or nominee that holds such shares does not receive instructions on how to vote on a non-routine matter, the broker or nominee will inform the Inspector of Elections that it does not have authority to vote on such matter with respect to such shares. This is generally referred to as a “broker non-vote.” The Company encourages you to provide voting instructions to the broker or nominee that holds such shares by carefully following the instructions provided in the proxy card or as described above.
Q: Which ballot measures are considered "routine" or "non-routine"?
A: Proposal 1 (election of directors) and Proposal 2 (advisory approval of the Company's executive compensation) are considered non-routine matters, and your broker or nominee cannot vote your shares without your specific voting instructions. Proposal 3 (ratification of the Independent Registered Public Accounting Firm) is considered a routine matter, which generally allows your broker or nominee to vote your shares on this matter even if you do not provide specific voting instructions.
Q: How are abstentions treated?
A: Abstentions are counted for the purpose of determining whether a quorum is present. For the purpose of determining whether shareholders have approved Proposal 1 (election of directors), abstentions are not treated as votes cast affirmatively or negatively, and therefore have no effect on the outcome of such proposal. For the purpose of determining whether shareholders have approved Proposal 2 (advisory vote on executive compensation) or Proposal 3 (ratification of the Independent Registered Public Accounting Firm), abstentions will have a negative effect on the outcome of such proposals.
Q: Can I change my vote?
A: Yes. You may change your voting instructions at any time prior to the vote at the Annual Meeting. You may change your vote by either: (i) granting a new proxy or voting instructions bearing a later date (which automatically revokes the earlier proxy or voting instructions) whether made on the internet, by telephone or by mail; (ii) if you are a shareholder of record, notifying the Company's Secretary in writing that you want to revoke your earlier proxy; or (iii) if you are a shareholder of record attending the Annual Meeting, giving notice of your proxy revocation in open meeting and voting in person. Please note that in order to revoke your previously granted proxy at the Annual Meeting, you must specifically request the revocation of your previous proxy.
Q: What does it mean if I receive more than one Notice or more than one proxy card?
A: It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices and proxy cards that you receive.
Q: Where can I find the voting results of the meeting?
A: We will announce preliminary voting results at the meeting and publish final results in the Company's Current Report on Form 8-K, which will be filed on or before May 9, 2013.
Q: What happens if additional proposals are presented at the meeting?
A: Other than the proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Phillip R. Cox, Lynn A. Wentworth and John M. Zrno, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q: What classes of shares are entitled to be voted?
A: Each common share and each 6 3/4% Cumulative Convertible Preferred Share outstanding as of the close of business on the Record Date is entitled to vote on all items being voted upon at the Annual Meeting. You are entitled to one vote for each common share and one vote for each 6 3/4% Cumulative Convertible Preferred Share you own of record on the Record Date or to provide instructions on how to vote such shares in which you have a beneficial interest. The 6 3/4% Cumulative Convertible Preferred Shares will vote with the common shares as one class on each of the proposals described in this Proxy Statement. There are no cumulative voting rights for either class of shares. On the Record Date, we had 203,536,620 outstanding common shares and 155,250 6 3/4% Cumulative Convertible Preferred Shares issued and outstanding.
Q: What is the quorum requirement for the meeting?
A: The quorum requirement for holding the meeting and transacting business is the presence, in person or by proxy, of a majority of the common and preferred shares issued and outstanding on the Record Date and entitled to vote at such meeting. However, if any particular action requires more than a simple majority because of the law, the NYSE rules, the Company's Amended Articles of Incorporation or the Company's Amended Regulations, that particular action will not be approved unless the required percentage of affirmative votes has been obtained or the required number of votes has been cast.
Abstentions are counted as present for the purpose of determining the presence of a quorum. If a routine matter is to be voted upon, broker non-votes are also counted as present for the purpose of determining the presence of a quorum. Since there is a routine matter to be voted upon this year, broker non-votes will be counted for determining the existence of a quorum.

Q: Who will count the votes?
A: A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as the Inspector of Elections.
Q: Is my vote confidential?
A: Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects voting privacy. Your vote will not be disclosed either within the Company or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, or (iii) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their proxy card, which are forwarded to the Company's management.
Q: Who will bear the cost of soliciting votes for the meeting?
A: The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the proxy materials. If you choose to access the proxy materials and/or vote via the internet, you are responsible for any internet access charges you may incur. In addition to the costs of mailing the proxy materials, the Company may also incur costs to provide additional copies of these proxy materials (if requested) and for its directors, officers and employees to solicit proxies or votes in person, by telephone or by electronic communication. Our directors, officers and employees will not receive any additional compensation for such activities. We have hired Georgeson Inc. to solicit proxies for $10,500 plus expenses. We have also hired Broadridge for a fee of approximately $10,000 plus expenses to assist us in facilitating the voting of proxies over the internet and serving as the Inspector of Elections. We will also reimburse brokerage houses and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.
Q: What percentage of the Company's issued and outstanding voting shares do our directors and executive officers beneficially own?
A: Our directors and executive officers owned approximately 4% of our voting shares as of the Record Date.
Q: Do any of our shareholders hold more than 5% of the issued and outstanding shares of any class of the Company's voting stock?
A: As of the Record Date or an earlier date, if indicated, each of the following entities (together with their affiliates) indicated that it held more than 5% of the issued and outstanding common shares of the Company: GAMCO Investors, Inc. and affiliates, Blackrock, Inc., Marcato Capital Management LLC, Wells Fargo and Company, The Vanguard Group, Inc., and Pinnacle Associates, LTD. See page 20 for more details on the number of shares owned and percentage ownership as of the Record Date or an earlier date, if indicated.

Q: What is householding?
A: Householding is a process that allows the Company to reduce costs and increase efficiencies by mailing only one copy of Company communications to multiple shareholders who reside at the same household mailing address. If you and other shareholders at the same household mailing address are currently receiving only one copy of Company communications but would like to receive separate copies or are currently receiving multiple copies of Company communications but would like to participate in our householding program, please see the instructions on page 54.

BOARD STRUCTURE AND CORPORATE GOVERNANCE
Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.
General Information and Corporate Governance
The Company's Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. At this time, the Board has determined that the Board shall consist of nine members.
As discussed in its Corporate Governance Guidelines, the Company has a long-standing policy that the positions of Chairman of the Board (currently held by Mr. Cox) and Chief Executive Officer (held by Mr. Cassidy in 2012 and currently held by Mr. Torbeck) should be held by separate persons. The Company continues to believe that this structure is in the best interest of shareholders because it facilitates the Board's oversight of management, allows the independent directors to be more actively involved in setting agendas and establishing priorities for the work of the Board, and is consistent with the principles of good corporate governance.
Our Board currently has the following four committees: (i) the Audit and Finance Committee, (ii) the Compensation Committee, (iii) the Governance and Nominating Committee, and (iv) the Executive Committee. The members and function of each committee are described below. During fiscal year 2012, the Board held nine meetings, and all but Mr. Byrnes attended at least 75% of all Board and applicable committee meetings during the period in which he or she served as a director.
Under the Company's Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Shareholders. All of the directors, who were on the Board at the time, attended the 2012 Annual Meeting of Shareholders.
For information on how to obtain a copy of the Company's Corporate Governance Guidelines, please see page 54.
Evaluation of Director Independence
In accordance with the rules and listing standards of the NYSE and the Company's Corporate Governance Guidelines, the Board affirmatively evaluates and determines the independence of each director and each nominee for election. Based on an analysis of information supplied by the directors, the Board evaluates whether any director has any material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company that might cause a conflict of interest in the performance of a director's duties.
Based on these standards, the Board determined that each of the following persons who served as a non-employee director in 2012 is (or was) independent and has (or had) no relationship with the Company, except as a director and shareholder:

• Bruce L. Byrnes	• Alex Shumate*
• Phillip R. Cox	• Lynn A. Wentworth
• Jakki L. Haussler	• John M. Zrno
• Craig F. Maier
• Alan R. Schriber

*Mr. Shumate resigned from the Board effective January 23, 2013.

In addition, based on these standards, the Board determined that John F. Cassidy was not independent because he was the President and Chief Executive Officer of the Company in 2012, and Gary J. Wojtaszek was not independent because he served as the President of CyrusOne in 2012, a former wholly-owned subsidiary of the Company.

Executive Sessions of Non-Employee Directors
The non-employee directors of the Company meet in executive session without management present at each regularly scheduled meeting of the Board. Mr. Cox presides at the meetings of the non-employee directors.

Committees of the Board
The following table sets forth the membership of the committees of the Board for 2012:

Name of Director	Audit and Finance	Compensation	Governance and Nominating	Executive
Non-Employee Directors (a)
Bruce L. Byrnes			* (Chair)	*
Phillip R. Cox	*	*	*	* (Chair)
Jakki L. Haussler	*		*
Craig F. Maier	*	*
Alan R. Schriber			*
Alex Shumate (c)		*	*
Lynn A. Wentworth	* (Chair)	*		*
John M. Zrno	*	* (Chair)		*

Employee Directors
John F. Cassidy (b)				*
Gary J. Wojtaszek (c)

(a)	All non-employee directors were determined by the Board to be independent directors.

(b)	Effective January 31, 2013, Mr. Cassidy retired from his position as Chief Executive Officer and was appointed Vice Chairman of the Board.

(c)	Messrs. Shumate and Wojtaszek resigned from the Board effective January 23, 2013.

Audit and Finance Committee:  The Audit and Finance Committee currently consists of five persons, none of whom is an executive officer of the Company. The Audit and Finance Committee held five meetings during 2012. The purpose of the Audit and Finance Committee is, among other things, to assist the Board in its oversight of (i) the integrity of the financial statements of the Company, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independence and qualifications of the Independent Registered Public Accounting Firm, (iv) the Company's risk assessment and risk management policies, and (v) the performance of the Company's internal audit function and Independent Registered Public Accounting Firm. To this end, the Audit and Finance Committee meets in executive session with its own members and may also meet separately with the Independent Registered Public Accounting Firm, the Company's internal auditors, General Counsel or members of management. The Audit and Finance Committee Charter provides a more detailed description of the responsibilities and duties of the Audit and Finance Committee. For information on how to obtain a copy of the Audit and Finance Committee Charter, please see page 54.
While the Board has ultimate responsibility for risk oversight, it delegates many of these functions to the Audit and Finance Committee. The Audit and Finance Committee receives regular updates on the Company's existing and emerging risks from the Vice President of Internal Audit. The updates are based upon interviews with senior management of the Company as well as other key employees. The updates include risk rankings and a general description of risk mitigation activities pertaining to each item. The Audit and Finance Committee provides periodic updates to the full Board on risk oversight matters.
In performing its duties, the Audit and Finance Committee meets as often as necessary and at least once each calendar quarter with members of management, the Company's internal audit staff and the Independent Registered Public Accounting Firm. An agenda for each such meeting is provided in advance to the members of the Audit and Finance Committee.
The Board determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. No member of the Audit and Finance Committee serves on the audit committees of more than three public companies. In addition, the Board determined that Ms. Wentworth and Ms. Haussler are audit committee financial experts as defined in the regulations of the SEC and that each member of the Audit and Finance Committee is financially literate as defined by the rules and listing standards of the NYSE. For Ms. Wentworth's and Ms. Haussler's relevant experience, please see pages 14 - 15.

Compensation Committee:  The Compensation Committee currently consists of four persons (five persons in 2012), none of whom is an executive officer. The Compensation Committee held five meetings during 2012. The Compensation Committee is responsible for, among other things, ensuring that directors and certain key executives are effectively and competitively compensated in terms of base compensation and short- and long-term incentive compensation and benefits. In addition, the Compensation Committee evaluates the performance of the Chief Executive Officer and reviews with management the succession planning process for key executive positions. The Compensation Committee Charter provides a more detailed description of the responsibilities and duties of the Compensation Committee. For information on how to obtain a copy of the Compensation Committee Charter, please see page 54.
The Compensation Committee meets as often as necessary to perform its duties. The Compensation Committee also meets separately with the Company's Chief Executive Officer and other corporate officers, as it deems appropriate, to establish and review the performance criteria and compensation of the Company's executive officers. An agenda for each meeting is provided in advance to the members of the Compensation Committee.
The Board determined that each member of the Compensation Committee satisfies the independence requirements of the rules and listing standards of the NYSE.
Governance and Nominating Committee:  In 2012, the Governance and Nominating Committee consisted of five persons, none of whom is an executive officer. The Governance and Nominating Committee held three meetings during 2012. The Governance and Nominating Committee, among other things, identifies individuals to become members of the Board, periodically reviews the size and composition of the Board, evaluates the performance of Board members, makes recommendations regarding the determination of a director's independence, recommends committee appointments and chairpersons to the Board, periodically reviews and recommends to the Board updates to the Company's Corporate Governance Guidelines and related Company policies and oversees an annual evaluation of the Board and its committees. The Governance and Nominating Committee Charter provides a more detailed description of the responsibilities and duties of the Governance and Nominating Committee. For information on how to obtain a copy of the Governance and Nominating Committee Charter, please see page 54.
The Chief Executive Officer and the Secretary of the Company typically attend the meetings of the Governance and Nominating Committee. An agenda for each such meeting is provided in advance to the members of the Governance and Nominating Committee.
The Board determined that each member of the Governance and Nominating Committee satisfies the independence requirements of the rules and listing standards of the NYSE.
Executive Committee:  The Executive Committee consists of five persons, one of whom is the President and Chief Executive Officer of the Company. The Committee held no meetings during 2012. The Executive Committee acts on behalf of the Board in certain matters, when necessary, between Board meetings.
Director Nominations
The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee did not receive, and therefore did not consider, any recommendations for director candidates by any shareholder for the 2013 Annual Meeting.
The Governance and Nominating Committee uses the following process to identify and evaluate director nominee candidates. Any qualified individual or group, including shareholders, incumbent directors and members of senior management, may at any time propose a candidate to serve on the Board. Background information on proposed candidates is forwarded to the Governance and Nominating Committee. For information on how to propose a candidate to serve on the Board, please see page 53. The Governance and Nominating Committee reviews forwarded materials relating to prospective candidates in the event of a director vacancy. A candidate selected from the review is interviewed by each member of the Governance and Nominating Committee, unless the member waives the interview requirement. If approved by the Governance and Nominating Committee, the candidate will be recommended to the full Board for consideration. The Governance and Nominating Committee evaluates shareholder-recommended candidates in the same manner that it evaluates all other candidates.
All nominees to the Board should possess the following attributes:

•	Established leadership reputation in his/her field;

•	Known for good business judgment;

•	Active in business;

•	Knowledge of business on a national/global basis;

•	Meets high ethical standards; and

•	Commitment to regular board/committee meeting attendance.
In addition, the Board will consider the following factors:

•	The nominee's familiarity with the field of telecommunications; and

•	Whether the nominee would contribute to the gender, racial and/or geographical diversity of the Board.
While the Company has not adopted a formal process or policy for making sure that diversity exists on the Board, the selection criteria used by the Governance and Nominating Committee when considering director nominees, as noted above, includes as a factor whether a nominee would contribute to the gender, racial and/or geographical diversity of the Board.
DIRECTOR COMPENSATION
Director Compensation Arrangements
The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors spend in fulfilling their duties to the Company as well as the skill level required.
Compensation for Employee Directors
Directors who are also employees of the Company (or any subsidiary of the Company) receive no additional compensation for serving on the Board or its committees.
General Compensation Policy for Non-Employee Directors
Directors who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) receive compensation from the Company for their service on the Board. The table below sets forth the annual compensation for non-employee directors in 2012.

Compensation Element	2012
Chairman of the Board Annual Retainer (a)	$320,000
Annual Board Retainer	$70,000
Annual Audit and Finance Committee Chairman Retainer	$27,000
Annual Audit and Finance Committee Member Retainer	$15,000
Annual Compensation Committee Chairman Retainer	$18,000
Annual Compensation Committee Member Retainer	$10,000
Annual Governance and Nominating Committee Chairman Retainer	$16,000
Annual Governance and Nominating Committee Member Retainer	$10,000

(a)	The Chairman is not entitled to receive any of the other annual Board or Committee retainers described above.
Non-Employee Directors Deferred Compensation Plan
The Cincinnati Bell Inc. Deferred Compensation Plan for Outside Directors (the “Directors Deferred Compensation Plan”) currently allows each non-employee director of the Company to defer receipt of all or a part of his or her director fees and annual retainers and to have such deferred amounts credited to an account of the director under the plan. A non-employee director may also choose to have such deferrals assumed to be invested among a number of investment options that are designated for this purpose by the Compensation Committee of the Board, and his or her account under the plan is adjusted by the investment returns that would result if such amounts were invested in the investment options that he or she chooses.
Subject to future changes in the Directors Deferred Compensation Plan, the Board may, in its discretion, also credit to the plan account of any non-employee director of the Company an amount equal to the value of a number of Company common shares determined by the Board. The Board will exercise its discretion in crediting amounts to the plan accounts of the non-employee directors with the intent that such credits, together with other compensation that either is paid in the form of Company common shares or has its value determined in relation to the value of common shares (such grants and such other compensation referred to as “Company equity-based compensation”), is approximately equal to the median level of the value of equity-based compensation provided by comparable companies to their non-employee directors. In exercise of such discretion in 2012, no credits were made to the non-employee directors plan accounts as the value of their restricted grants was increased. Any credit made by the Board in its discretion to a non-employee director's account under the plan is also adjusted by the investment returns that would result if such amounts were invested exclusively in common shares of the Company. A non-employee director will generally be vested in the amounts credited to his or her account under the plan only if he or she completes at least five years of active service as a non-employee director of the Company (with a fraction of a year of service as a non-employee director being rounded up or down to the nearest whole year) or if he or she dies while a member of the Board.

A non-employee director of the Company may also have had additional amounts credited to his or her account under the Directors Deferred Compensation Plan based on his or her deferral of director fees and annual retainers for earlier years or on other extra amounts that were credited by the Company to his or her account under the plan in prior years. The portion of a non-employee director's account under the plan that is attributable to such earlier credited amounts is also adjusted by the investment returns that would result if such amounts were invested in investment options that he or she chooses, in common shares or in other investments, depending on the particular credits that are involved.
Other than for certain circumstances described below and subject to future changes in the Directors Deferred Compensation Plan, a non-employee director of the Company can, if he or she complies with specific election rules and procedures set forth in or adopted under the plan and with the requirements of applicable law (including the American Jobs Creation Act of 2004, which generally applies to any compensation of a non-employee director that was or is credited to his or her account under the plan in 2005 or any later year), elect that the vested amounts credited to his or her account under the Directors Deferred Compensation Plan will not be received by him or her (and thereby generally will not be subject to federal income tax) until after he or she has ceased to be a member of the Board or until a specific year he or she chooses, that is not earlier than the year in which the sixth anniversary of his or her deferral election occurs. When the vested amounts are to be paid, he or she generally may elect to have the amounts distributed in a lump sum or in up to ten annual installments.
Each payment made to a non-employee director of the vested amounts credited to his or her account under the Directors Deferred Compensation Plan is made in the form of cash to the extent such amounts are deemed to be invested under the plan other than in common shares and will be distributed in the form of common shares to the extent such amounts are deemed to be invested under the plan in such shares; except that (i) the vested portion of his or her account under the plan that is attributable to any credit that is or has been made by the Board in its discretion to his or her plan account (or that is attributable to certain Board designated annual credits made to his or her plan account in earlier years) and (ii) the value of any vested amount that is deemed to be invested in a fractional common share will, in each such case, only be paid in cash.
The Company will reimburse a non-employee director for all reasonable commissions or similar costs he or she incurs in selling any common shares he or she receives under the Directors Deferred Compensation Plan, or make arrangements to permit the director to have such shares sold without commissions or similar fees charged to him or her, if the director wants to sell such shares shortly (generally within two weeks) after he or she receives them.
The Directors Deferred Compensation Plan provides three exceptions to the rules regarding the timing of distributions of a non-employee director's account under the plan: (i) in the event of a change in control of the Company; (ii) at the election of the non-employee director in the event of severe financial hardship; and (iii) at the election of the non-employee director if he or she agrees to certain forfeitures and restrictions (although under the American Jobs Creation Act of 2004, this final exception cannot apply to amounts attributable to compensation credited on or after January 1, 2005, to a non-employee director's account under the plan).
Until paid, all amounts credited to a non-employee director's account under the Directors Deferred Compensation Plan are not funded or otherwise secured, and all payments under the plan are made from the general assets of the Company.
The Directors Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a non-employee director's account under the plan. The Company has amended the plan to meet the requirements of the American Jobs Creation Act of 2004.
Non-Employee Directors Plan
The Company grants its non-employee directors time-based restricted shares and/or options to purchase common shares under the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors, as amended (the “2007 Directors Plan”). Pursuant to the current terms of such plan, each non-employee director of the Company, at the discretion of the Board, may be granted a number of restricted common shares and/or a stock option for a number of common shares (as determined by the Board) on the date of each annual meeting, if such director first became a non-employee director of the Company before the date of such annual meeting and continues in office as a non-employee director after such meeting.
Under the 2007 Directors Plan, up to 1,000,000 common shares may in the aggregate be the subject of awards granted during the life of the plan, all of which could be subject to stock option awards or restricted stock awards. The Company has flexibility regarding the type of awards to issue. The Board will exercise its discretion in granting such options and/or time-based restricted shares with the intent that such grants, together with other Company equity-based compensation, provide Company equity-based compensation that is competitive with the value of equity-based compensation provided by comparable companies to their non-employee directors.

Under the 2007 Directors Plan, the Company annually grants time-based restricted shares with an aggregate value of $70,000 on the date of grant to each incumbent non-employee director. These restricted shares will vest on the third anniversary of the grant date.
Each stock option granted to a non-employee director under the 2007 Directors Plan, or a predecessor plan, requires that upon the exercise of the option, the price to be paid for the common shares that are being purchased under the option will be equal to 100% of the fair market value of such shares as determined at the time the option is granted. With certain exceptions provided in the 2007 Directors Plan, a non-employee director of the Company who is granted an option under the plan generally will have ten years from the date of the grant to exercise the option.
In general, each restricted share award will require that the restrictions not lapse in full unless the non-employee director continues to serve as a director of the Company for at least three years after the award grant date or ends service as a Company director under special circumstances (e.g., death, disability, or attaining retirement age).
Director Compensation in 2012 Fiscal Year
The following table shows the compensation paid to our non-employee directors for the 2012 fiscal year:
Director Compensation for Fiscal 2012

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b) (c)	Option Awards ($) (c)	Total ($)
Bruce L. Byrnes	91,000	70,000	—	161,000
Phillip R. Cox	320,000	70,000	—	390,000
Jakki L. Haussler	95,000	70,000	—	165,000
Craig F. Maier	95,000	70,000	—	165,000
Alan R. Schriber	80,000	70,000	—	150,000
Alex Shumate	90,000	70,000	—	160,000
Lynn A. Wentworth	102,000	70,000	—	172,000
John M. Zrno	103,000	70,000	—	173,000

(a)	No Board member elected to defer fees or annual retainers in fiscal 2012.

(b)
The values reflect the aggregate grant-date fair value of the 151,352 time-based restricted share awards granted on May 1, 2012 computed in accordance with Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC 718”) for all awards. For a discussion of the valuation assumptions and methodology, see Note 14 to the Company's Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2012.

(c)	As of December 31, 2012, the non-employee directors held an aggregate of 401,155 unvested stock awards and an aggregate of 247,700 option awards (granted in years prior to 2008), as set forth below:

Name	Number of Unvested Stock Awards Outstanding as of December 31, 2012	Number of Option Awards Outstanding as of December 31, 2012
Bruce L. Byrnes	54,279	61,000
Phillip R. Cox	42,268	45,000
Jakki L. Haussler	57,438	—
Craig F. Maier	48,683	—
Alan R. Schriber	28,759	—
Alex Shumate	56,145	43,000
Lynn A. Wentworth	54,279	—
John M. Zrno	59,304	98,700

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2012, the members of the Compensation Committee included Ms. Wentworth and Messrs. Cox, Maier, Shumate and Zrno. None of the Compensation Committee members have at any time been an officer or employee of the Company. None of the Company's executive officers serve, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board or Compensation Committee.
CODE OF BUSINESS CONDUCT AND CODES OF ETHICS
The Company has a Code of Business Conduct applicable to all officers and employees that describes requirements related to ethical conduct, conflicts of interest and compliance with laws. In addition to the Code of Business Conduct, the Chief Executive Officer and senior financial officers are subject to the Code of Ethics for Senior Financial Officers and the directors are subject to the Code of Ethics for Directors.
For information on how to obtain a copy of the Company's Code of Business Conduct, Code of Ethics for Senior Financial Officers or Code of Ethics for Directors, please see page 54.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Company's preference to avoid related party transactions. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship (i) in which the Company is a participant, (ii) in which the transaction has an aggregate value greater than $120,000, and (iii) in which any of the following persons has or will have a direct or indirect interest:
• an executive officer, director or director nominee of the Company;
• any person who is known to be the beneficial owner of more than 5% of the Company's common shares;
• any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company's common shares; or
• any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.
The Company's Code of Ethics for Senior Financial Officers, the Company's Code of Ethics for Directors and the Company's Code of Business Conduct require directors, officers and all other members of the workforce to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. The Company's Code of Business Conduct, Code of Ethics for Senior Financial Officers and Code of Ethics for Directors generally require (i) a director to promptly disclose to the Governance and Nominating Committee any potential or actual conflict of interest involving him or her and (ii) an employee, including the executive officers, to promptly disclose a conflict of interest to the General Counsel. The Governance and Nominating Committee (and, if applicable, the General Counsel) determines an appropriate resolution to actual or potential conflicts of interest on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.
All related party transactions shall be disclosed in the Company's applicable filings with the Securities and Exchange Commission as required under SEC rules. In 2012, there were no related party transactions requiring disclosure.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)
The Company's Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. The Board has determined that the Board shall consist of nine members. The Board presently has nine members, one of whom is currently an officer of the Company.
The directors will serve until their respective successors are elected and qualified.
The Board has nominated Phillip R. Cox, John F. Cassidy, Bruce L. Byrnes, Jakki L. Haussler, Craig F. Maier, Alan R. Schriber, Lynn A. Wentworth, John M. Zrno and Theodore H. Torbeck, all of whom are incumbent directors, to serve until the 2014 Annual Meeting of Shareholders. Mr. Torbeck was appointed to the Board on January 31, 2013 to fill a vacancy caused by the resignations of Alex Shumate and Gary J. Wojtaszek. The Board eliminated the other vacancy and determined that the Board shall consist of nine members. The Board has determined each nominee other than Messrs. Cassidy and Torbeck are independent and has no relationship with the Company other than as a shareholder and director.
If, at the time of the Annual Meeting, one or more of the nominees should be unavailable or unable to serve as a candidate, the shares represented by the proxies will be voted to elect the remaining nominees, if any, and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees will be unavailable or unable to serve.
Information regarding the business experience of each nominee is provided on pages 14 - 16.
Majority Vote Requirements; Holdover Directors
A director nominee who receives a majority of the votes cast will be elected to the Board. If a director nominee is an incumbent director and does not receive a majority of the votes cast, the Company's Amended Regulations require that such “holdover director” promptly tender his or her resignation to the Board, subject to acceptance by the Board. The Governance and Nominating Committee would make a recommendation to the Board as to whether to accept or reject the holdover director's resignation or whether other action should be taken. The Board will act on the tendered resignation by the holdover director, taking into account the Governance and Nominating Committee's recommendation, and publicly disclose its decision regarding the tendered resignation of the holdover director and the rationale behind the decision within 90 days from the date of the certification of the election results by the Inspector of Elections. The Governance and Nominating Committee in making its recommendation and the Board in making its decision may consider any factors or other information that they consider appropriate and relevant. The holdover director who tenders his or her resignation shall not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her tendered resignation.
If a holdover director's resignation is accepted by the Board pursuant to the Company's Amended Regulations, the Board may either fill the resulting vacancy or, if permitted, may decrease the size of the Board in accordance with law and the Company's Amended Regulations.
Vote Required
A director nominee must receive a majority of the votes cast to be elected to the Board. Since neither abstentions nor broker non-votes will be considered as votes cast in the election of directors, they will not have an effect on the outcome of the election.

Our Recommendation
The Board recommends election of each of the nominees.

The following are brief biographies of each person nominated for election as a director of the Company.
NOMINEES FOR DIRECTORS
(Terms Expire in 2014)

Mr. Cox has been President and Chief Executive Officer of Cox Financial Corporation (a financial planning services company) since 1972. He is a current director of The Timken Company, Diebold Inc., and Touchstone Mutual Funds. He is a former director of the Federal Reserve Bank of Cleveland, Duke Energy Corporation, and Long Stanton Manufacturing Company. Director since 1993. Age 65.

With his years of entrepreneurial and managerial experience in the development and growth of Cox Financial Corporation, coupled with the experience he has gained from serving on the audit and compensation committees of several public company boards, Mr. Cox brings a valuable perspective to the Company's Board. In addition, having served as Chairman of the Company's Board since 2003, Mr. Cox has demonstrated an effective management style and the ability to facilitate the Board's primary oversight functions.

Phillip R. Cox

Mr. Cassidy is recently retired from Cincinnati Bell Inc. where he served as the President and Chief Executive Officer from July 2003 to January 2013. During his tenure at the Company, he led the strategic and operational initiatives that resulted in the launch and growth of Cincinnati Bell Wireless Company, CyrusOne Inc., Fioptics and other products. After the Company's successful initial public offering of CyrusOne, he was elected both Vice Chairman of the Company's Board and Chairman of CyrusOne's Board of Directors. Director since 2002. Age 58.

Having served as the Company's Chief Executive Officer for over nine years and in various other senior-level management roles with the Company, Mr. Cassidy brings to the Board critical knowledge and understanding of the products and services offered by the Company, as well as a thorough understanding of the telecommunications industry in which it operates.

John F. Cassidy

Mr. Byrnes is retired. He was Vice Chairman of the Board - Global Brand Building Training of The Procter & Gamble Company (a consumer products company) from July 2007 through June 2008. Prior to that, he was Vice Chairman of the Board and President - Global Household Care of The Procter & Gamble Company. From 2002 through 2004, he served The Procter & Gamble Company as Vice Chairman of the Board and President - Global Beauty & Feminine Care and Global Health Care. He is a director of Boston Scientific Corp., Diebold Inc., and Brown-Forman Corporation. Director since 2003. Age 64.

With his years of business and marketing experience at The Procter & Gamble Company, Mr. Byrnes brings to the Board demonstrated management ability at the highest levels of a large corporation. This experience gives Mr. Byrnes critical insights into the strategic, marketing and operational aspects of running a successful business and makes him a valuable asset to the Board and as Chairman of the Governance and Nominating Committee.

Bruce L. Byrnes

Ms. Haussler has served as Chairman and Chief Executive Officer of Opus Capital Group (a registered investment advisory firm) since 1996. She is a current director of Capvest Venture Fund, LP. She is also a partner of Adena Ventures, LP (a venture capital fund). She is a former director of The Victory Funds. Director since 2008. Age 55.
                                                                                                                                                                                                With more than 30 years of experience in the financial services industry, including her years of entrepreneurial and managerial experience in the development and growth of Opus Capital Group, Ms. Haussler brings a valuable perspective to the Company's Board. Through her role at Opus Capital and her service as a director of several venture capital funds and other boards, Ms. Haussler has gained valuable experience dealing with accounting principles and evaluating financial results of large corporations. She is a certified public accountant (inactive), a licensed attorney in the State of Ohio, and an audit committee financial expert under SEC regulations. This experience, coupled with her educational background, makes her a valuable asset to the Board, the Audit and Finance Committee and the Governance and Nominating Committee.

Jakki L. Haussler

Mr. Maier has been President and Chief Executive Officer of Frisch's Restaurants, Inc. (operator of family style restaurants) since 1989. He is also a director of Frisch's Restaurants, Inc. Director since 2008. Age 63.

With over 20 years of experience as the chief executive officer of a large, publicly-traded corporation, Mr. Maier brings to the Board demonstrated management and leadership ability. In addition, Mr. Maier has valuable experience dealing with accounting principles, financial reporting regulations and evaluating financial results of large corporations. This experience makes him a valuable asset to the Board, the Audit and Finance Committee and the Compensation Committee.

Craig F. Maier

Dr. Schriber is a consultant. He was Chairman of the Public Utilities Commission of Ohio from 1999 to 2010. He also served as Chairman of the Ohio Power Siting Board from 1999 to 2010. Prior to his public service, Dr. Schriber was President of ARS Broadcasting Corp., an owner and operator of radio stations in Indiana, from 1983 to 1997. He also was Assistant Professor of Economics at Miami University in Oxford, Ohio from 1977 to 1983, where he taught government regulation of business, micro- and macro-economic theory, money and banking. He is also a director of American Transmission Company and Globe Specialty Metals. Director since 2011. Age 67.

Dr. Schriber's knowledge and experience in the regulation of telecommunications and power generating utilities, as well as his management experience as President of ARS Broadcasting Corp., and his academic training in economics make him a very valuable asset to the Company's Board. This knowledge and experience is particularly useful to the Board and the Governance and Nominating Committee.

Alan R. Schriber, Ph.D

Ms. Wentworth is the former Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. (a building products distributor) from 2007 to 2008. Prior to joining BlueLinx, she was, most recently, Vice President and Chief Financial Officer for BellSouth Corporation's Communications Group and held various other positions at BellSouth from 1985 to 2007. She is a certified public accountant licensed in the state of Georgia. She is a director and chair of the Audit Committee of Graphic Packaging Holding Company. Director since 2008. Age 54.

Ms. Wentworth's experience as Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. as well as her 22 years of telecommunications industry experience at BellSouth makes her a valuable asset, both on the Company's Board and as the Chair of the Audit and Finance Committee. Ms. Wentworth qualifies as an audit committee financial expert under applicable SEC regulations. Ms. Wentworth's prior experience has provided her with a wealth of knowledge in dealing with complex financial and accounting matters affecting large corporations in the telecommunications industry.

Lynn A. Wentworth

Mr. Zrno is retired. He was President and Chief Executive Officer of IXC Communications, Inc. (a telecommunications company) from June 1999 through November 1999. He served as President and Chief Executive Officer of ALC Communications Corporation from 1988 through 1995. Director since 1999. Age 74.

With over 30 years of experience in the telecommunications industry, and his past experience as the chief executive officer of two large telecommunications corporations, Mr. Zrno brings to the Board demonstrated management and leadership ability. In addition, Mr. Zrno has gained valuable experience dealing with accounting principles, financial reporting regulations and evaluating financial results of large corporations. This experience makes him a valuable asset to the Board, as the Chairman of the Compensation Committee and as a member of the Audit and Finance Committee.

John M. Zrno

Mr. Torbeck was named President and Chief Executive Officer of Cincinnati Bell Inc. effective January 31, 2013. He joined Cincinnati Bell in 2010 as President and General Manager of Cincinnati Bell Communications Group. Prior to joining Cincinnati Bell, Mr. Torbeck was Chief Executive Officer of the Freedom Group and also worked more than 25 years for the General Electric Co. ("GE"), where he served as the Vice President of Operations for GE Industrial Business, President and CEO of GE's Rail Services business as well as Vice President of Global Supply Chain for GE Aviation. Director since January 2013. Age 56.
Mr. Torbeck brings to the Board critical knowledge and understanding of the products and services offered by the Company and a strong understanding of the telecommunications industry. Mr. Torbeck's prior business and management experience also provides the Board with a valuable perspective on managing a successful business.

Theodore H. Torbeck

ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
(Item 2 on Proxy Card)

As required by the Dodd-Frank Act and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is submitting to its shareholders a vote for the advisory approval of the Company's executive compensation (“say-on-pay vote”). The Board of Directors determined that it would submit a say-on-pay vote to our shareholders annually. This year's say-on-pay vote addresses our executive compensation as disclosed in the Compensation Discussion and Analysis section ("CD&A") beginning on page 23 and the Executive Compensation section beginning on page 39.
The guiding principles of the Company's compensation policies and decisions include aligning each executive's compensation with the Company's business strategy and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total compensation for each of our executives is directly related to the Company's revenues, earnings and other performance factors that measure our progress against the goals of our strategic plan as well as performance against our peer companies. The Compensation Committee and the Board believe that our compensation design and practices are effective in implementing our strategic goals. For the above reasons, we ask our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. However, our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officers' compensation as disclosed in this Proxy Statement, we will seek to determine the causes of any significant negative voting results in an effort to better understand shareholder issues and concerns with our executive compensation.
Vote Required
Approval of this proposal requires the affirmative vote of the holders of a majority of the common shares and 6 3/4% Cumulative Convertible Preferred Shares, voting as one class, present in person or represented by proxy at the annual meeting and entitled to vote on this proposal. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that, if your broker is the recordholder of your shares, you must give voting instructions to your broker with respect to this Item 2 if you want your broker to vote your shares on this matter. Proxies submitted without direction pursuant to this solicitation will be voted for the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are not considered shares entitled to vote on this proposal and will have no impact on the outcome of this proposal.

Our Recommendation
The Board recommends that shareholders vote “FOR” the advisory approval of the Company's executive compensation of its named executive officers as disclosed in the CD&A and Executive Compensation sections of this Proxy Statement.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 3 on the Proxy Card)
The Company's Audit and Finance Committee Charter provides that the Committee shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the Company's Independent Registered Public Accounting Firm.
On February 21, 2013, the Audit and Finance Committee retained Deloitte & Touche LLP as its Independent Registered Public Accounting Firm to audit the financial statements of the Company for the fiscal year ending December 31, 2013.
The Company is asking the shareholders to ratify the Committee's appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2013. If the shareholders do not ratify this appointment, the Audit and Finance Committee will consider the results of the vote and determine whether to appoint a different independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2013.
One or more members of the firm of Deloitte & Touche LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to answer questions.
Vote Required

Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company requires the affirmative vote of the holders of a majority of the common shares and 6 ¾% Cumulative Convertible Preferred Shares, voting as one class, present or represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal. Abstentions will have the effect of a vote against the proposal. Since the Company believes this proposal to be “routine,” broker non-votes will likely be voted by the organizations holding such shares in their discretion.
Our Recommendation
The Board recommends a vote “FOR” such ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm for the year 2013.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Audit and Finance Committee Report and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.
AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee of the Board has reviewed and discussed the Company's audited financial statements with the management of the Company and has reviewed a report from management assessing the Company's internal controls. The Audit and Finance Committee has discussed with Deloitte & Touche LLP, the Company's Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2012, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees (Codification of Statements on Auditing Standards, AU 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect. The Audit and Finance Committee has also received the written disclosures and letter from the Independent Registered Public Accounting Firm required by applicable standards of the Public Company Accounting Oversight Board, has discussed with Deloitte & Touche LLP their independence with respect to the Company, and has considered the question of whether the auditors' provision of non-audit services was compatible with the Independent Registered Public Accounting Firm maintaining their independence.
Based on its review and discussions referred to in the preceding paragraph, the Audit and Finance Committee recommended to the Board that the audited financial statements for the Company's fiscal year ended December 31, 2012 be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 2012.
The Board has determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. The Board has determined that Lynn A. Wentworth and Jakki L. Haussler are audit committee financial experts as defined in the rules and regulations of the SEC and that each member of the Committee is financially literate as defined by the rules and listing standards of the NYSE.
AUDIT AND FINANCE COMMITTEE
Lynn A. Wentworth, Chair
Phillip R. Cox
Jakki L. Haussler
Craig F. Maier
John M. Zrno

INDEPENDENT ACCOUNTANTS
Audit Fees
Deloitte & Touche LLP was the Company's Independent Registered Public Accounting Firm for the 2012 and 2011 fiscal years. Aggregate fees for professional services rendered by Deloitte & Touche LLP for the years ended December 31, 2012 and 2011 were as follows:

	2012	2011
Audit fees	$1,998,688	$1,918,959
Audit related fees	1,065,000	637,655
Tax fees	260,568	263,494
All other fees	—	—
Total	$3,324,256	$2,820,108
Audit fees
The audit fees for the years ended December 31, 2012 and 2011 were for services rendered in connection with the audit of the Company's annual financial statements, review of quarterly financial statements included in the Company's reports filed with the SEC and services related to requirements established by the Sarbanes-Oxley Act of 2002.
Audit related fees
The audit related fees for the year ended December 31, 2012 were for professional services rendered for CyrusOne's debt and common stock offerings and various accounting consultations. The audit related fees for the year ended December 31, 2011 were for professional services rendered for the audits of the Company's employee benefit plans filed with the SEC, due diligence services and various accounting consultations.
Tax fees
Tax fees for the years ended December 31, 2012 and 2011 were for the preparation of various tax filings and tax consultations.
All other fees
None.
Engagement of the Independent Registered Public Accounting Firm and Pre-Approval Policy
In accordance with its charter, the Audit and Finance Committee has the sole authority and responsibility to select, evaluate and, if necessary, replace the Independent Registered Public Accounting Firm. The Audit and Finance Committee has the sole authority to approve all audit engagement fees and terms. In addition, the Audit and Finance Committee, or the Chairperson of the Audit and Finance Committee between regularly scheduled meetings, must pre-approve all services provided to the Company by the Company's Independent Registered Public Accounting Firm.
Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, the Audit and Finance Committee pre-approved every engagement of Deloitte & Touche LLP to perform audit or non-audit services on behalf of the Company or any of its subsidiaries during the years ended December 31, 2012 and 2011.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of common shares as of December 31, 2012 (except as otherwise noted) by each beneficial owner of more than five percent (5%) of the common shares outstanding known by the Company. No beneficial owner owns more than five percent (5%) of the 6 3/4% Cumulative Convertible Preferred Shares.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent of Common Shares
GAMCO Investors, Inc. and affiliates	24,725,947	(a)	12.53%
One Corporate Center
Rye, NY 10580
BlackRock, Inc.	18,580,046	(b)	9.32%
40 East 52nd Street
New York, NY 10022
Marcato Capital Management LLC	16,952,410	(c)	8.50%
One Montgomery St., Suite 3250
San Francisco, CA 94104
Wells Fargo and Company	12,877,060	(d)	6.51%
420 Montgomery Street
San Francisco, CA 94104
The Vanguard Group, Inc.	12,824,033	(e)	6.43%
100 Vanguard Blvd.
Malvern, PA 19355
Pinnacle Associates, LTD	11,180,586	(f)	5.60%
335 Madison Avenue, Suite 1100
New York, NY 10017

(a)
As reported on Schedule 13D/A filed on August 8, 2012 by GAMCO Investors, Inc., Gabelli Funds, LLC has sole voting and dispositive power for 9,917,951 common shares, GAMCO Asset Management Inc. has sole voting power for 13,437,273 common shares and sole dispositive power for 14,081,423 common shares, MJG Associates, Inc. has sole voting and dispositive power for 30,000 common shares, Mario J. Gabelli has sole voting and dispositive power for 27,000 common shares, Teton Advisors has sole voting and dispositive power for 350,000 common shares and Gabelli Securities, Inc. has sole voting and dispositive power for 319,573 common shares. The amounts reported on Schedule 13D/A include a number of shares with respect to which Gabelli Funds, LLC and GAMCO Asset Management Inc. have the right to beneficial ownership upon the conversion of the Company’s

6 3/4% Cumulative Convertible Preferred Shares.

(b)	As reported on Schedule 13G/A filed on February 8, 2013 by BlackRock, Inc., as of December 31, 2012, BlackRock, Inc. has sole voting and dispositive power for 18,580,046 common shares.

(c)
As reported on Schedule 13G filed on February 14, 2013 by Marcato Capital Management LLC, as of December 31, 2012, Marcato Capital Management LLC has shared voting and dispositive power for 16,952,410 common shares.

(d)
As reported on Schedule 13G filed on February 13, 2013 by Wells Fargo and Company, as of December 31, 2012, Wells Fargo and Company beneficially owns 12,877,060 common shares and has shared voting power for 12,982,968 common shares and shared dispositive power for 22,725,713 common shares.

(e)
As reported on Schedule 13G filed on February 7, 2013 by The Vanguard Group, Inc., as of December 31, 2012, The Vanguard Group, Inc. has sole voting power for 300,473 common shares and sole dispositive power for 12,532,089 common shares. The Vanguard Group, Inc. has shared voting power for no common shares and shared dispositive power for 291,944 common shares with Vanguard Fiduciary Trust Company.

(f)
As reported on Schedule 13G filed on February 13, 2013 by Pinnacle Associates, LTD, as of December 31, 2012, Pinnacle Associates, LTD, has shared voting and dispositive power for 11,180,586 common shares.

The following table sets forth the beneficial ownership of common shares and 6 3/4% Cumulative Convertible Preferred Shares as of March 4, 2013 (except as otherwise noted) by (i) each director identified on page 11 and each executive officer named in the Summary Compensation Table on page 39, and (ii) all directors and executive officers of the Company as a group.
Unless otherwise indicated, the address of each director and executive officer is c/o Cincinnati Bell Inc. at the Company's address.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned as of March 4, 2013 (a)	Percent of Common Shares (b)	Convertible Preferred Shares Beneficially Owned as of March 4, 2013 (c)	6 3/4% Cumulative Convertible Preferred Shares (c)
Bruce L. Byrnes	181,501	*	—	*
John F. Cassidy	4,898,335	2.4%	—	*
Phillip R. Cox	87,268	*	—	*
Kurt A. Freyberger	309,128	*	—	*
Jakki L. Haussler	57,438	*	—	*
Craig F. Maier	55,863	*	—	*
Alan R. Schriber	28,759	*	—	*
Alex Shumate (d)	99,145	*	—	*
Theodore H. Torbeck	1,188,326	*	—	*
Lynn A. Wentworth	54,279	*	—	*
Christopher J. Wilson	317,282	*	—	*
Gary J. Wojtaszek (e)	—	*	—	*
John M. Zrno (f)	183,004	*	—	*
All directors and executive officers as a group (consisting of 15 persons, including those named above)	7,807,329	3.8%	—	*

*	indicates ownership of less than 1% of issued and outstanding shares.

(a)
Includes common shares subject to outstanding options and share-settled SARs under the Cincinnati Bell Inc. 1997 Long Term Incentive Plan, the Cincinnati Bell Inc. 2007 Long Term Incentive Plan and the Directors Plan that are exercisable as of March 4, 2013. The following options and SARs are included in the totals: 61,000 common shares for Mr. Byrnes; 4,095,508 common shares for Mr. Cassidy; 45,000 common shares for Mr. Cox; 191,255 common shares for Mr. Freyberger; 43,000 common shares for Mr. Shumate; 81,907 common shares for Mr. Wilson; 93,400 common shares for Mr. Zrno and 280,130 common shares for all other executive officers as a group. Effective January 31, 2013, the Company updated its Insider Trading Policy to expressly bar ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning the Company's common shares and to prohibit officers and directors from pledging Company securities as collateral for loans.

(b)	These percentages are based upon 203,536,620 common shares issued and outstanding as of March 4, 2013, the Record Date.

(c)
These numbers represent 6 3/4% Cumulative Convertible Preferred Shares. In the aggregate, the 155,250 issued and outstanding 6 3/4% Cumulative Convertible Preferred Shares are represented by 3,105,000 depositary shares, and each 6 3/4% Cumulative Convertible Preferred Share is represented by 20 depositary shares.

(d) Mr. Shumate resigned from the Board effective January 23, 2013.
(e) On January 23, 2013, in connection with the initial public offering of CyrusOne Inc., Mr. Wojtaszek resigned from all his positions with Cincinnati Bell. Prior to March 4, 2013, Mr. Wojtaszek exercised all vested stock options and stock appreciation rights and sold all his Cincinnati Bell common shares.

(f)	Amount includes 25,000 common shares held by the Zrno Family Limited Partnership.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Compensation Committee Report on Executive Compensation and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Cincinnati Bell Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
COMPENSATION COMMITTEE
John M. Zrno, Chairman
Phillip R. Cox
Craig F. Maier
Lynn A. Wentworth

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The material on the following pages sets forth an overview and explanation of the Company's executive compensation philosophy and how it is put into practice. The Company and the Compensation Committee both believe that the central objective of an effective compensation practice is to provide an appropriate and competitive mixture of base pay (the “fixed cost” of the program) and incentive compensation programs that promote achievement of current year goals and longer-term business strategies. The Company and the Compensation Committee believe the program's incentives drive appropriate business behavior without inducing its executives to take undue business risks.

The Company believes that its compensation program, taken as a whole, has been effective in attracting and retaining key executive talent, driving attainment of its annual revenue and Adjusted EBITDA goals, delivering sustained cash flow performance over multiple years during a period of great economic disruption and industry competition, and aligning executive long-term incentive rewards with the interests of shareholders.

The creation of the Data Center Performance Plan in 2010 provided further incentive to drive rapid growth in CyrusOne, our former data center business. In January 2013, the Company successfully completed the initial public offering of CyrusOne, retaining a 69% economic ownership in CyrusOne. Management intends to sell down its ownership interests in CyrusOne over time and to use the proceeds to repay long-term debt. See additional details of the Data Center Performance Plan beginning on page 32.

The Company applies its compensation policies and related decision-making processes to the Chief Executive Officer on the same basis as to the other named executive officers. Differences in pay levels for the Chief Executive Officer relative to the other named executive officers is reflective of the additional responsibility, knowledge, strategic judgment and leadership required of the Chief Executive Officer as compared to the other named executive officers.

The Company's 2012 named executive officers (“NEOs”) were:

John F. Cassidy (a)	President and Chief Executive Officer
Kurt A. Freyberger	Chief Financial Officer
Theodore H. Torbeck (a)	President and General Manager, Cincinnati Bell Communications Group
Gary J. Wojtaszek (b)	President of CyrusOne
Christopher J. Wilson	Vice President, General Counsel and Secretary

(a)	Effective January 31, 2013, John F. Cassidy retired and Theodore H. Torbeck was named President and Chief Executive Officer.

(b)	Effective January 23, 2013, Gary J. Wojtaszek resigned his position with Cincinnati Bell to become President and Chief Executive Officer of CyrusOne Inc., which is now a separate public company.

This Compensation Discussion and Analysis (the “CD&A”) discusses in more detail below the elements of the executive compensation program and the reasons why the Compensation Committee selected those particular elements, the performance goals under certain of those elements, the compensation that the executives might earn, and how each element encourages the Company's achievement of its business objectives and strategy.

Executive Summary

Financial Results

In 2012, we continued to execute on our plan to expand our growth products, comprised of our Fioptics, strategic enterprise data and VoIP, and data center offerings. The additional revenue generated from these growth products more than offset the lower revenue from declining access line and wireless subscribers, and, as a result, the Company's total revenue in 2012 increased by 1% year-over-year to approximately $1.5 billion, its highest level in 10 years. Operating income in 2012 was $270 million, up 4% compared to the prior year, driven primarily by a $50.3 million goodwill write-down in 2011, partially offset by $14.2 million of asset impairments in 2012. Adjusted EBITDA was $535 million in 2012, down from $545 million in 2011. Adjusted EBITDA for 2012 included an $8 million mark-to-market charge on incentive awards indexed to the Company's stock price resulting from the increase in the Company's stock price in 2012.

On January 24, 2013, we completed the initial public offering ("IPO") of CyrusOne, which owns and operates our former data center colocation business. CyrusOne conducts its data center business through CyrusOne LP, an operating partnership. After the IPO, we own approximately 1.9 million shares, or 8.6%, of CyrusOne's common stock and are a limited partner in CyrusOne LP, owning approximately 42.6 million, or 66%, of its partnership units. Commencing January 17, 2014, the Company may redeem its CyrusOne LP units for either common stock of CyrusOne on a one-to-one basis or cash, at the option of CyrusOne, based on the fair value of a share of CyrusOne common stock. Although we effectively own approximately 69% of the economic interests of CyrusOne through our ownership of its common stock and partnership units of CyrusOne LP, we no longer control its operations.
See “Management's Discussion and Analysis of Financial Conditions and Results of Operations” in the Company's Annual Report on Form 10-K for further details on the Company's 2012 financial results.

The Company's executive compensation program ties a significant portion of an executive's annual compensation to the Company's achievement of performance-based financial targets. The key financial measures utilized to assess achievement of annual goals are revenue and Adjusted EBITDA. The key financial measures utilized to assess achievement of long-term goals are Free Cash Flow and, beginning in 2012, Unlevered Cash Return on Assets. The table below highlights the year-over-year comparison of some of these performance measures:

Performance Measure	Fiscal Year 2012	Fiscal Year 2011	% Change	2012 Original Guidance
Revenue	$1.47 B	$1.46 B	1%	$1.5 B
Adjusted EBITDA (a)	$535 M	$545 M	(2)%	$530 M +/- 2%
Free Cash Flow (a)	$(154) M	$11 M	n/m	—
Unlevered Cash Return on Assets (a)	16%	N/A	—	—
(a) See Annex A for a reconciliation of Adjusted EBITDA, Free Cash Flow and Unlevered Cash Return on Assets to the nearest GAAP based financial measures.

In 2012, the Compensation Committee approved Unlevered Cash Return on Assets ("UCR") as the performance measure to be utilized in assessing achievement of long-term incentive goals, rather than Free Cash Flow. Unlevered Cash Return on Assets is defined as operating cash flow excluding interest payments as a percentage of average total assets. Free Cash Flow had become a less meaningful performance measure as the Company invested significant capital in both its Fioptics and its data center business, resulting in negative free cash flow in 2012.

Although shareholders and proxy advisory companies tend to focus on “total shareholder return” (“TSR”) as a major factor in judging a Company's performance, we have historically adopted other measures of the Company's financial performance on the theory that using TSR as a financial metric may encourage a focus on short-term results. For example, at a time when its core telecommunications business faced intense competitive challenges, the Company used its capital to seize the opportunity to become the premier data center colocation provider to Fortune 1000 companies rather than pay dividends to its shareholders, which could be detrimental to the Company's long-term strategic opportunities. In addition, as a result of the scope of the Company's historical debt obligations and external economic factors (e.g., sovereign debt fears), the market price of the Company's common shares has been volatile and has not always fully reflected the Company's operating results and performance. Finally, the Committee questions the appropriateness of TSR as a financial metric given its tendency to be influenced by external factors which are not affected by the Company's financial results. As a result, the Company used the foregoing metrics to measure its performance in 2012.

2012 Say-on-Pay Vote

More than 90% of the shares that were voted at our 2012 annual shareholder meeting approved the compensation of the Company's NEOs. Continuing a program begun after the 2011 annual shareholders meeting, during the summer and fall of 2012, the Company again reached out to its major shareholders to obtain their feedback on our compensation program and other topics. In addition, the Compensation Committee considered the shareholders' say-on-pay approval in deciding to maintain compensation practices for 2013 similar to those of 2012; more specifically, it will:

•	Continue to establish the long-term incentive opportunities for the NEOs as a dollar amount based upon the Committee's assessment of market data provided by Towers Watson for comparable positions.

•	Continue to allocate the long-term incentive opportunities between
- 50% in performance unit awards; and
- 50% in stock options/SARs,
because it balances share price driven incentives with three-year cycle financial performance incentives.

•	Continue to use Unlevered Cash Return on Assets (“UCR”) as the performance measure for the vesting of stock options and other performance-based incentives over a three-year period.

The Compensation Committee will continue to consider results from the annual shareholder advisory votes when reviewing the Company's executive compensation practices. In addition, the Company management and the Board believe that it is important to continue its shareholder outreach efforts and intend to continue to engage and communicate with its major shareholders.

Compensation Practices

The Company reviews and modifies its executive compensation programs and practices regularly to address changes in the Company's short- and long-term business objectives and strategies, new regulatory standards and to implement evolving best practices. Listed below are some of the Company's significant compensation practices:

•
Performance-based Compensation. The Company believes that a significant percentage of each NEO's total compensation should be performance-based or “at-risk.” Only 17% of the CEO's and 35% of the Other NEOs' target compensation in 2012 was paid in the form of base salary. The value of the remaining 83% and 65%, respectively, was linked directly to performance-based awards.

Performance-Based Stock Options/SARs 25%	Performance-Based Stock Options/SARs 12%
Long-Term Performance-Based Awards 25%	Long-Term Performance-Based Awards 12%
Annual Performance-Based Cash Incentive 33%	Annual Performance-Based Cash Incentive 41%
Base Salary 17%	Base Salary 35%
Chief Executive Officer	Other NEOs*

* The percentages for the Other NEOs understate the percentage of performance-based compensation. In 2012, the Company granted Mr. Torbeck an award of $1.8 million of restricted common shares that vest over a three-year period. This award was provided to compensate him for the compensation he forfeited when he left his previous employer to accept employment with the Company. Consequently, for 2012, Mr. Torbeck did not receive any performance unit or stock option/SARs awards.

•
Compensation Risk Assessment. The Company conducted its second annual compensation risk assessment and concluded that the Company's compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

•
Hedging and Pledging Policy. Effective January 31, 2013, the Company updated its Insider Trading Policy to expressly bar ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning the Company's common stock and to prohibit officers and directors from pledging Company securities as collateral for loans.

•
Clawback Policy. The Company has a clawback policy that allows the Company to recover incentive payments to or realized by certain “executive officers” in the event that the incentive compensation was based on the achievement of financial results that are subsequently restated to correct any accounting error due to material noncompliance with any financial reporting requirement under the federal securities laws, and such restatement results in a lower payment or award.

•
Independent Compensation Committee. Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the NYSE and the Company's director independence standards mirror those of the NYSE.

•
Outside Compensation Consultants. The Compensation Committee utilizes the services of an outside independent compensation consultant to assist in its duties. The Compensation Committee's consultant performs no other services for the Company or its management. The Compensation Committee has considered the rules established by the SEC in evaluating its compensation consultant and has satisfied itself as to his independence and concluded that no conflict of interest exists that would prevent the compensation consultant from independently representing the Compensation Committee. In addition, the Company has also engaged a separate compensation consultant to assist with various compensation-related projects and has determined that no conflict of interest exists that would prevent such compensation consultant from advising the Company.

•
Elimination of Gross-Ups. The Compensation Committee has a policy that any new or materially amended employment agreement with any NEO will not contain any excise tax gross-up provisions with respect to payments contingent on a change in control.

•	Stock Ownership Guidelines. Stock ownership guidelines have been in place for our NEOs for several years.

The Compensation Committee believes that the Company's compensation program provides the basis for the Company achieving its strategic objectives, both short-term and long-term, as well as aligning the interests of the Company's executive management with its shareholders.

Compensation Program Objectives

The executive compensation program's primary objectives are:

•	To attract and retain high-quality executives by offering competitive compensation packages;

•
To motivate and reward executives for the attainment of financial and strategic goals, both short-term and long-term, thereby increasing the Company's value while at the same time discouraging unnecessary or excessive risk-taking; and

•
To align the interests of the executives and the shareholders by attributing a significant portion of total executive compensation to the achievement of specific short-term and long-term goals set by the Compensation Committee.

Elements of Compensation

The chart below sets forth the key elements of compensation used in the executive compensation program, and the narrative following the chart discusses each element in more detail.

Component	Purpose	Key Characteristics
Short-Term Incentives
Base Salary	• Allow Company to attract and retain executives • Recognize individual performance through merit increase • Recognize individual work experience and level of responsibility	• Fixed annual cash compensation • Increases primarily driven by individual performance and by market positioning • Used to calculate other components of compensation
Annual Incentives	• Motivate executive to contribute to Company's achievement of its annual financial goals and strategic objectives • Motivate executives to achieve individual annual performance goals	• Performance-based incentive compensation • Bonus target set as a percentage of base salary
Long-Term Incentives
Non-qualified Stock Options and Stock Appreciation Rights (“SARs”)
• Align executive and shareholder interests because the increase in value of the stock options and SARs are dependent on improvements in stock price
• Motivate executive to contribute to Company's achievement of its long-term financial goals and strategic objectives
• Facilitate executive equity ownership thereby aligning executive and shareholder interests
• Performance-based incentive compensation • Vests 100% over 3 year period from grant date and/or on the achievement of performance measure goals • Stock options and SARs expire 10 years from grant date
Performance-Based Awards
• Motivate executive to contribute to Company's achievement of its long-term financial goals and strategic objectives
• Provide a measure of Company performance that is not tied to short-term market volatility
• Performance-based incentive compensation • Granted each year with cumulative one-year, two-year, and three-year performance cycles

Compensation Element Details

Base Salary

Base salaries are provided to the Company's named executive officers for performing their day-to-day responsibilities. The base salaries of our NEOs are based on a review of the competitive median marketplace for comparable executive positions, assessment by the CEO (or in the case of the CEO's base salary, by the Compensation Committee and entire Board) of the executive's performance as compared to his or her individual job responsibilities, the salary level required to attract and retain the executive and such other factors as the CEO or the Compensation Committee deems relevant for such executive. Generally, no one factor is given more weight than another, nor does the Company and the Compensation Committee use a formulaic approach in setting executive pay. Additionally, the Company does not look at total compensation of the peer group, but rather the various factors are considered as a whole in determining salary adjustments.

For 2012, base salary increases for the NEOs ranged from 0% to 4% with the exception of Mr. Freyberger who received a 10% increase, which reflects his increased responsibilities as the Chief Financial Officer.

Annual Incentives

Annual incentives are intended to motivate and reward senior executives for achieving the short-term business objectives of the Company. Annual incentives are payable for the achievement of annual financial performance goals established by the Compensation Committee and for individual performance. Generally, the financial performance goals represent 80% of the targeted annual incentive and individual performance goals represent 20% of the targeted annual incentive. Payouts, if any, for the financial performance goals can range from 0% to 200% of the target incentive, depending on the level of achievement of such goals between threshold and superior levels of performance. The Board and Compensation Committee approve financial goals annually which reflect their belief that achievement of these goals drives the Company's strategic success.

The Company used the following goals in 2012:

•	the Company's level of achievement of (a) Adjusted EBITDA and (b) revenue, and

•	the executive's individual performance.

The Company has selected Adjusted EBITDA and revenue as its performance measures because it believes that investors use them to evaluate the financial performance of the Company and because they also indicate the level of success of the Company's strategy to sustain operating cash flows and profitability to drive growth in its business. Adjusted EBITDA is a common measure of profitability employed in the telecommunications and other capital-intensive industries. The Board and Compensation Committee review and approve the annual bonus attainment percentages for both Adjusted EBITDA and revenue. In conjunction with such review, they may adjust the actual result or goal amount to reflect a change in business direction, reallocation of Company resources or an unanticipated event.

For 2012, the Compensation Committee generally allocated the annual incentive targets as follows:

•	70% for attainment of the Adjusted EBITDA goal;

•	10% for attainment of the revenue goal; and

•	20% for individual performance

However, in 2012, the annual incentive targets for Mr. Torbeck and Mr. Wojtaszek were allocated as follows:

	Mr. Torbeck	Mr. Wojtaszek
Total Company:
Revenue	10%	10%
Adjusted EBITDA	30%	30%
Communications Group*:
Revenue	10%	N/A
Adjusted EBITDA	50%	N/A
CyrusOne:
Revenue	N/A	10%
Adjusted EBITDA	N/A	50%
* The Communications Group reflects the entire Company excluding CyrusOne.

Upon the conclusion of the year, a payout factor is calculated using the actual results against the target for the financial measures. This results in a payout from 0% to 200% for the financial goals. When combined with the individual performance objectives, if applicable, a total annual incentive award between 0% and 200% is obtained.

The Adjusted EBITDA and revenue goals are assessed independently of each other and are scaled above and below their respective targets in the manner set out below.

Percentage of Criterion Achieved	Adjusted EBITDA Goal		Revenue Goal
	Percentage of Target Incentive Goal	Percentage of Total Annual Incentive Paid	Percentage of Target Incentive Goal	Percentage of Total Annual Incentive Paid
Below 95%	0%	0%	0%	0%
95%	50%	35%	50%	5%
100%	100%	70%	100%	10%
105%	150%	105%	150%	15%
120% or greater	200%	140%	200%	20%

The 2012 target annual incentives for each of the NEOs are set forth below:

Named Executive Officer	Target Annual Incentive as a % of Base Salary
John F. Cassidy	150%
Kurt A. Freyberger	100%
Theodore H. Torbeck	100%
Gary J. Wojtaszek	100%
Christopher J. Wilson	65%

The higher percentage for Mr. Cassidy reflected his additional responsibility, knowledge, strategic judgment and leadership required of the Chief Executive Officer compared to the other NEOs.

In 2012, for annual incentive purposes, the chart below sets out the Adjusted EBITDA and revenue target goals and actual results:

Financial Objective
	2012 Threshold Performance Level	2012 Target	2012 Superior Performance Level	2012 Actual Results
Adjusted EBITDA	95%	$530 M	120%	$543 M*
Revenue	95%	$1.47 B	120%	$1.47 B
*The Compensation Committee approved an $8 million adjustment to increase Adjusted EBITDA by the mark-to-market charge on incentive awards indexed to the Company's common stock price, resulting from an 81% increase in the market price of Cincinnati Bell's common stock in 2012.

The Chief Executive Officer provides the Compensation Committee with his assessment of each executive officer's individual performance. The Chief Executive Officer is given discretion by the Compensation Committee in assessing performance, but, in general, the Chief Executive Officer reviews, for each executive officer, the performance of the executive's department, the quality of the executive's advice and counsel on matters within the executive's purview, qualitative peer feedback and the effectiveness of the executive's communication with the organization and with the Chief Executive Officer on matters of topical concern. These factors are evaluated subjectively and are not assigned specific individual weight. The Chief Executive Officer then recommends an award for the individual performance-based portion for each of the other NEO's annual incentive, which generally ranges from 0% to 200% of the target award for such portion.

The Compensation Committee meets in executive session to consider the Chief Executive Officer's individual performance. The Compensation Committee evaluates the information obtained from the other directors concerning the Chief Executive Officer's individual performance, based on a discussion led by the Chairman of the Board. Factors considered include: operational and financial performance, succession planning, development of the Company leadership team, development of business opportunities and community involvement/relationships. The Compensation Committee has discretion in evaluating the Chief Executive Officer's performance and may recommend to the full

Board a discretionary increase or decrease to the Chief Executive Officer's final incentive award as the Compensation Committee believes is warranted.

Set forth below is the 2012 total annual incentive paid to the NEOs as a percentage of target:

Named Executive Officer	Incentive Payout as a % of Target Annual Incentive
John F. Cassidy	126%
Kurt A. Freyberger	126%
Theodore H. Torbeck	133%
Gary J. Wojtaszek	113%
Christopher J. Wilson	126%

Generally, the above incentive payouts reflect the Compensation Committee's and Board's assessment that 2012 overall total Company financial performance was excellent, with the Communications Group exceeding its financial targets by a larger margin than CyrusOne. The tables below show the percentage of target earned by each NEO for each performance measure in 2012:

Named Executive Officer	Total Company Revenue	Total Company Adjusted EBITDA	Individual Performance
John F. Cassidy	101%	123%	150%
Kurt A Freyberger	101%	123%	150%
Christopher J. Wilson	101%	123%	150%

Named Executive Officer	Total Company Revenue (a)	Total Company Adjusted EBITDA (a)	Segment Revenue (b)	Segment Adjusted EBITDA (b)
Theodore H. Torbeck	102%	135%	111%	144%
Gary J. Wojtaszek	102%	135%	106%	103%
(a) The percentage of target earned for total Company revenue and Adjusted EBITDA differs from that shown in the preceding table due to the different payout scale utilized in Messrs. Torbeck and Wojtaszek's incentive plans.
(b) For Mr. Torbeck, segment revenue and Adjusted EBITDA was based upon the Communication Group's results. For Mr. Wojtaszek, segment revenue and Adjusted EBITDA was based upon CyrusOne's results.

Long-term incentives

Long-term incentives are intended to encourage the Company's executives to focus on and achieve the long-term (three-year) business goals of the Company and to aid their development and retention through share ownership and recognition of future performance. An executive's realization of his or her long-term incentive means that the Company has also performed in accordance with its plan over a long-term period.

Although other forms of awards are possible, the Company's long-term incentives consist principally of: (i) stock options, (ii) stock appreciation rights (“SARs”) and (iii) performance-based awards, all granted under the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (the “2007 Long Term Incentive Plan”). SARs are generally structured identically to stock options and may be settled in common shares or cash. SARs that are required to be settled in cash do not count toward the maximum number of common shares that may be issued under the 2007 Long Term Incentive Plan. The Compensation Committee has generally divided the total long-term incentives equally between stock options/SARs and performance unit grants because such an allocation enables the Company to compensate executive management based upon a combination of stock price appreciation and operating results that are consistent with its long-term business strategy. Stock options/SARs directly align the executive's interest with the shareholders' interest because any actual realized value derived from stock options/SARs requires appreciation in the Company stock price, whereas performance shares or units vest and are paid in common shares or cash based upon and only after the attainment of specific business objectives over performance periods.

The total annual long-term incentive opportunity for each named executive officer is established by the Compensation Committee in terms of dollars. In administering the long-term incentive program, the Compensation Committee considers market competitive data developed by Towers Watson for the Company (as discussed below) and the recommendations of the Chief Executive Officer regarding each executive's performance and specific individual accomplishments. For each type of award (options, SARs, or performance units), a market competitive grant is determined by dividing the peer group benchmark value for equity awards by the binomial value of one option/SAR for the half of the award being made in options and SARs and the value of one performance unit for the other half being awarded in performance units. The Compensation Committee's policy is not to grant more than 2,000,000 shares per year in connection with long-term incentive awards under the 2007 Long Term Incentive Plan. To the extent that the settlement of the long-term incentive awards in any year exceeds 2,000,000 shares, the incentives are settled in cash. The Company may also grant SARs and performance cycle awards indexed to changes in the Company's stock price to the NEOs that are payable in cash instead of shares.

In addition, certain NEOs were granted additional performance unit awards pursuant to the Data Center Performance Plan in 2012. See further discussion of the Data Center Performance Plan on page 32.

Stock Options and SARs

Stock options and SARs are used to align the interests of management with those of the Company's shareholders because they are designed to provide long-term equity-based compensation tied to future appreciation of the Company's common share price.

Target stock options and SARs grants for the NEOs for the fiscal year 2012-2014 performance cycle are detailed in the Summary Compensation and Grants of Plan-Based Awards tables on pages 39 and 42 herein.

Performance Plan

Performance share or unit awards, which may be paid in common shares, cash, or a combination thereof, are based on the achievement of specific Company quantitative goals over a three-year performance period. Such awards are granted during the first quarter of each calendar year following finalization and approval by the full Board of the one-year, two-year cumulative and three-year cumulative financial goal(s) for the next three-year performance period.

The actual number of performance shares or units granted is based on the long-term incentive dollar value approved by the Compensation Committee and the value of one share of stock on the date of grant. The threshold and target performance levels are the same for each of the NEOs. For each performance cycle, actual adjusted free cash flow and, commencing in 2012 and beyond, actual UCR achieved must be at least 90% of the target goal in order to generate a threshold level payout equal to 75% of the target award for each executive.

For the adjusted free cash flow one-year, two-year cumulative and three-year cumulative financial target goals and actual results for the performance periods beginning in 2010 and 2011, see the chart immediately below.

Performance Cycle
	Threshold Performance Level	Cumulative Target Amount	Superior Performance Level	Actual Results *	Percentage of Target (a)
(dollars in millions)
2010-2012
2010	90%	$130.0	110%	$174.4	134.2%
2011	90%	$161.0	110%	$316.6	196.6%
2012	90%	$197.0	110%	$392.8	199.4%

2011-2013
2011	90%	$7.0	110%	$36.9	527.1%
2012	90%	$32.0	110%	$50.6	158.2%
(a) The maximum payout on a performance cycle is 150%
* Actual free cash flow was adjusted for special items not contemplated when the cumulative three-year target was approved by the Compensation Committee.

For performance periods commencing with 2012, the Compensation Committee and the full Board selected UCR as the performance measure for performance-based awards. For the UCR financial target goals and actual results for 2012, see the chart immediately below:

Performance Cycle				Actual Results
(dollars in millions)	Threshold Performance Level	Cumulative Target Amount	Superior Performance Level	Cumulative Unlevered Operating Cash Flows *	Cumulative Average Total Assets	UCR	% Target
2012-2014
2012	14.5%	16%	17.5%	$436.9	$2,740.1	16.0%	100%
* Cumulative unlevered operating cash flows were adjusted for special items not contemplated when the cumulative three-year target was approved by the Compensation Committee.

Data Center Performance Plan

In December 2010, the Compensation Committee approved a new long-term incentive program to be implemented under the 2007 Long Term Incentive Plan (the “Data Center Performance Plan”). The program was primarily intended to (i) encourage rapid and profitable growth of revenue and Adjusted EBITDA in the Data Center Colocation segment of the Company's business, (ii) create significant enterprise value through the growth of the Data Center Colocation segment, (iii) bring about a significant change in the strategic direction of the Company's business in a short time frame and (iv) provide management and the Board with strategic flexibility.

The Compensation Committee granted each performance unit award (denominated in $1.00 per unit) providing for a specified cash payment to each participating NEO in the event that (i) the executive is continuously employed for the three year period ending December 31, 2013, (ii) specified Adjusted EBITDA targets are met over such performance period or a qualifying transaction is completed prior to the end of the performance period, (iii) a “qualifying transaction” is consummated within ten years of the date of grant and (iv) at least $1,000,000,000 of equity value is created in the Data Center Colocation segment. The program also gave the Compensation Committee discretion to make fractional payments in an amount up to, but not more than, the base amount in the event there is either: (a) a qualifying transaction before the fifth anniversary of the initial award grant date; or (b) there is a qualifying transaction after the fifth anniversary of the initial award grant date and the equity value created is at least $500,000,000. If a qualifying transaction does not occur within 10 years of the grant date, the performance unit awards terminate with no payment to the participating NEOs. Moreover, if a participating NEO's employment is terminated for any reason (other than a termination for the executive's retirement, death or disability), prior to the consummation of a qualifying transaction, then the executive will not receive any payment under the award (other than with respect to previously vested performance units, if any). A “qualifying transaction” includes certain sales of the Data Center Colocation business (including an initial public offering), certain transactions that would result in the Company ceasing to own its other businesses, and a change in control of the Company. Pursuant to the terms of the Data Center Performance Plan, no executive may receive performance units in any calendar year under such program with a value in excess of $5,000,000.

For the 2011 and 2012 performance periods, the Compensation Committee approved grants of units under the new Data Center Performance Plan to the following NEOs as follows:

	2011	2012
Mr. Freyberger	$ 0.9 M	$2.7 M
Mr. Torbeck	$ 5.0 M	—
Mr. Wojtaszek	$ 4.0 M	$ 4.0 M
Mr. Wilson	$ 3.5 M	—

In April 2012, Mr. Freyberger was awarded an additional grant of $1.7 million in recognition of his appointment as Chief Financial Officer. In September 2012, Mr. Freyberger was granted a final award of $1.0 million to further recognize his leadership in preparing the Company for an initial public offering of CyrusOne's common stock. As reported last year, in January 2012, Mr. Wojtaszek was granted an additional award of $4.0 million which reflects his leadership in growing the data center business, an assessment of competitive market conditions, and CyrusOne's performance. Mr. Cassidy, the Company's former Chief Executive Officer, was not a participant in the Data Center Performance Plan.

Effective January 24, 2013, the Company completed the initial public offering of CyrusOne, a qualifying transaction, which resulted in full vesting of awards to participants who were continuously employed through this date regardless of the achievement of performance measures. The Company has engaged a third party valuation firm to assist in determining the equity value created. The value of the payments to the NEOs has not yet been determined. The actual payout will be a percentage of the amounts shown in the table above based upon the percentage of the equity value created in relation to the target of $1 billion.

Benefits

NEOs, hired prior to January 1, 2009, participate in the same pension plan as all other eligible salaried and certain non-union hourly employees. The pension plan is a qualified defined benefit plan with a nonqualified provision that applies to the extent that eligible earnings or benefits exceed the applicable Internal Revenue Code limits for qualified plans. The Company makes all required contributions to this plan. In addition, Mr. Cassidy is also covered under a nonqualified supplemental retirement plan, the Cincinnati Bell Pension Program (the "SERP"), the benefits of which are payable by the Company. Mr. Cassidy is vested in his SERP benefits and retired as of January 31, 2013. The Company and the Compensation Committee have determined that it is unlikely that any new participants will be added to the SERP in the future. The pension plans are designed to provide a reasonable level of replacement income upon retirement and provide an incentive for executives to remain with the Company for a significant portion of their careers. The executives, along with all other salaried employees, also participate in a 401(k) savings plan, which includes a Company matching contribution feature that vests 100% of such matching contributions in the employee's account as they are made to the plan.

The value of the Company's retirement programs is not considered in any of the compensation decisions made with respect to other elements of NEO compensation, because the Company believes that the alignment of the interests of executives and shareholders is most effectively accomplished through its short- and long-term incentive compensation programs, and because survey data used for benchmarking focuses on short- and long-term incentive compensation programs, rather than retirement programs. In addition, long-term incentives do not play a role in determining retirement benefits.

Each executive participates in a broad set of other benefit plans and programs, including medical, dental, vision, life, short- and long-term disability plans and home telephone service price discount programs, on the same basis as all other salaried employees. The Company believes that the various benefit plans and programs provided are consistent with predominant U.S. employment practices and are necessary to attract and retain executive talent.

Compensation Determination Process

Role of the Compensation Committee and Management in Recommending Compensation

As described in greater detail below, individual base salaries, annual cash incentive awards and long-term incentive grant amounts are determined within the framework of the executive's position and responsibility, individual performance and future leadership potential, as determined by the Chief Executive Office in consultation with the Compensation Committee, or by the Compensation Committee and the full Board in the case of the Chief Executive Officer, as well as with regard to the external marketplace.

The Chief Executive Officer presents compensation recommendations for the senior executives, including the other NEOs, to the Compensation Committee for its review and approval. The Compensation Committee evaluates the performance of the Chief Executive Officer, determines his compensation, and discusses its recommendation with the Board in executive session before the Board's approval.

Determination of the Target Compensation Levels

Each of the Compensation Committee and the Company have engaged a consultant to advise on compensation-related matters. Neither the Compensation Committee nor the Company have identified any conflicts of interest with respect to their respective compensation consultant that would impair the advice provided by such compensation consultant.

The Compensation Committee retains Mr. Charles Mazza, an independent compensation consultant, who performs no other services for the Company or its management, to assist in its deliberations regarding executive compensation. Pursuant to the Committee's instructions, Mr. Mazza analyzes and comments on various compensation proposals made by the Company and on various topics specified by the Committee and opines and reports on these matters in open sessions of Compensation Committee meetings. In executive sessions of Compensation Committee meetings, Mr. Mazza addresses subjects of particular interest to the Compensation Committee, such as compensation of the Chief Executive Officer, and presents his analysis of such subjects including the pros and cons of certain compensation elements and his recommendations. Pursuant to the Compensation Committee Chair's request, Mr. Mazza contacts each member of the Compensation Committee annually as part of the Compensation Committee's self-evaluation and reports his conclusions to the Compensation Committee.

The Company retains Towers Watson to assist it with various compensation-related projects during the course of the year. Typically, the Company has a discussion with Towers Watson about a project, outlining the project's objectives, and discusses Towers Watson's approach to the project before requesting them to complete the project. The projects range from requests for general compensation data or information to requests for specific guidance and recommendations, such as designing specific incentive plans.

At the Company's request, Towers Watson conducts an annual study of marketplace compensation practices. The Compensation Committee annually benchmarks each executive's compensation to ensure that it is in a competitive range and that an appropriate portion of it is “at risk”; that is, subject to payment only if the Company obtains certain quantitative results and the individual achieves certain qualitative results. Towers Watson obtains, compiles and supplies to the Company and the Compensation Committee competitive compensation information. This information covers two peer groups.

The first peer group consists of 20 telecommunications companies. The Company, in consultation with Towers Watson and Mr. Mazza, annually reviews the list of companies in this group to make certain that the group is appropriate and the Compensation Committee, after review, approves the peer group. The peer group currently includes:

• AT&T Inc.	• MetroPCS Communications Inc.
• Centurylink, Inc.	• Sprint Nextel Corp.
• Clearwire Corp.	• Telephone & Data Systems Inc.
• Comcast Corp.	• Time Warner Inc.
• EarthLink Inc.	• TW Telecom Inc.
• Fairpoint Communications, Inc.	• United States Cellular Corp.
• Frontier Communications Corp.	• USA Mobility, Inc.
• IDT Corp.	• Verizon Communications Inc.
• Leap Wireless International Inc.	• Vonage Holdings Corp.
• Level 3 Communications Inc.	• Windstream Corp.

The following telecommunications companies were added to the peer group: Level 3 Communications and MetroPCS Communications. Digital Realty Trust Inc. and Equinix, Inc. were eliminated from the peer group to limit the peers to telecommunications companies.

The second peer group is comprised of 120 companies, in various industries, with annual revenues between $1 billion and $3 billion. These companies are chosen because they have annual revenues that are closely aligned with the Company's revenues, and they provide the Company and the Compensation Committee with insight into executive compensation practices across a wide cross-section of industries. These companies include:

• A.O. Smith	• Esterline Technologies	• Nypro
• AarhusKarlshamn	• Exterran	• OMNOVA Solutions
• Acxiom	• Federal Reserve Bank of St. Louis	• One America Financial Partners
• AMC Entertainment	• GATX	• Pall Corporation
• American Crystal Sugar	• General Atomics	• Parsons Corporation
• American Water Works	• Green Mountain	• Phoenix Companies
• Americas Styrenics	• H.B. Fuller	• Plexus
• AMETEK	• Harland Clarke	• Polaris Industries
• Amtrak	• Herman Miller	• Polymer Group
• Armstrong World Industries	• Hexcel	• PolyOne
• Auto Club Group	• HNI	• Rayonier
• Barnes Group	• Hostess Brands	• Revlon
• Beam	• Houghton Mifflin Harcourt Publishing	• SAS Institute
• Bob Evans Farm	• Hovnanian Enterprises	• Savannah River Nuclear Solutions
• Brady	• IDEXX Laboratories	• Schwan's
• Carmeuse North America Group	• Intercontinental Hotels	• Scotts Miracle-Gro
• Carpenter Technology	• International Flavors & Fragrances	• ShawCor
• Catalent Pharma Solutions	• International Game Technology	• Sigma-Aldrich
• CEC Educational Services, LLC	• Irvine	• Snap-On
• Century Aluminum	• Itron	• Space Systems Loral
• Cloud Peak Energy	• ITT - Corporate	• Stepan Company
• Coinstar	• Jack in the Box	• Sundt Construction
• Columbia Sportswear	• Kaman Industrial Technologies	• Swagelok
• ConvaTec	• Kansas City Southern	• TeleTech Holdings
• Convergys	• KB Home	• Teradata
• Covance	• Kennametal	• Toro
• Crown Castle	• Leprino Foods	• Tower International
• Curtiss-Wright	• Lincoln Electric	• Trepp
• Deckers Outdoor	• Magellan Midstream Partners	• Trident Seafoods
• Deluxe	• Makino	• Tronox
• Dentsply	• Martin Marietta Materials	• Tupperware Brands
• Dex One	• Mary Kay	• Underwriters Laboratories
• Dollar Thrifty Automotive Group	• Meredith	• United Rentals
• Donaldson	• Mohegan Sun Casino	• Univ. of Maryland Medical Center
• Education Management	• Molnlycke Health Care	• Valmont Industries
• Endo Health Solutions	• MoneyGram International	• Vertex Pharmaceuticals
• Energy Solutions	• NBTY	• Visiting Nurse Service of NY
• EnPro Industries	• New York University	• Vulcan Materials
• Equifax	• Novus International	• Warner Chilcott
• Equity Office Properties	• Nu Skin Enterprises	• Wendy's Group

In establishing its compensation programs, the Company evaluates the following from both peer groups' data:

•	Base salary;

•	Total target cash compensation - the sum of base salary plus target annual bonus opportunity; and

•	Total target direct compensation - the sum of base salary plus target annual bonus opportunity plus target long-term incentive opportunity.

The Compensation Committee believes that pay practices for executive officers should include a mixture of pay elements that are reflective of the two peer groups. Since executive compensation is correlated with a company's annual revenue, the Company, in consultation with Towers Watson, adjusts the compensation pay data of the two peer groups to take into account differences in revenue among companies using a statistical technique called “regression analysis.” Using this technique, for each executive officer position whose compensation is assessed and set by the Compensation Committee (or the full Board, in the case of the Chief Executive Officer), Towers Watson produces a predicted level of each pay component that would be at the revenue adjusted 50th percentile of the compensation paid by the companies in the peer groups. This allows the Committee to compare each executive's pay, both by pay component and in total, to the level of pay it should expect to pay at the market 50th percentile based on the Company's annual revenue. The Company does not review pay levels at individual companies or the specific structure of other companies' short- or long-term incentive plans. Instead, the Compensation Committee considers the predicted pay levels in both peer groups as an indication of market pay practice relating to each pay component and the relative mixture among the pay components.

The Compensation Committee considers, as one of many factors, each component of executive officer compensation compared to the predicted revenue adjusted market 50th percentile pay levels for two reasons:

•	Benchmarking at the 50th percentile is consistent with the practice followed by a majority of companies, and

•
Targeting base compensation levels at the 50th percentile allows the Company to place a higher proportion of the executive's compensation at risk. The Company and the Compensation Committee believe this is consistent with the concept of “pay-for-performance.”

Market data is just one factor considered by the Company and the Compensation Committee in determining executive compensation. The Compensation Committee considers other factors such as past and current pay levels, internal equity considerations and performance when setting compensation levels for each executive.

The Compensation Committee also wants to ensure that each executive has a significant percentage of compensation “at risk.” Using the benchmark data and input from its own independent consultant as well as from Company management (primarily the Chief Executive Officer and the Vice President of Human Resources & Administration), the Compensation Committee allocates total target direct compensation among base salary, annual bonus and long-term incentive compensation. For 2012, the charts below reflect this allocation:

Performance-Based Stock Options/SARs 25%	Performance-Based Stock Options/SARs 12%
Long-Term Performance-Based Awards 25%	Long-Term Performance-Based Awards 12%
Annual Performance-Based Cash Incentive 33%	Annual Performance-Based Cash Incentive 41%
Base Salary 17%	Base Salary 35%
Chief Executive Officer	Other NEOs*

* The percentages for the other NEOs understate the actual percentage of performance-based compensation. In 2012, the Company granted Mr. Torbeck $1.8 million of restricted shares that vest over a three-year period. This award was provided to compensate him for the compensation he forfeited when he left his previous employer to accept employment with the Company. Consequently, for 2012, Mr. Torbeck did not receive any performance unit or stock option/SARs awards.

Based on marketplace practices, combined with the Compensation Committee members' collective experience, the Compensation Committee believes that this allocation of pay among base pay and short- and long-term incentive compensation provides an appropriate incentive to achieve objectives set for the current year while also providing a significant incentive that requires the executives to make decisions that are intended to sustain attainment of business objectives over the longer term.

As part of the process for setting compensation, the Compensation Committee reviews “tally sheets” prepared for each of the executives. Tally sheets provide the Compensation Committee with detailed information, as of a given date, about each executive's current compensation (including the value of any applicable benefit programs) and wealth accumulation, including the value of accrued and vested pay, such as shares of Company stock, vested stock options and other equity awards owned by the executive and the value of any vested retirement benefits provided by the Company, as well as pay and benefits triggered under a variety of employment termination scenarios. This provides additional context for the Compensation Committee in setting pay levels.

Other Compensation Policies

Stock Ownership Guidelines

The Compensation Committee recognizes that executive stock ownership is an important means of aligning the interests of the Company's executives with those of its shareholders. To that end, the Compensation Committee has established the following stock ownership guidelines:

•	Chief Executive Officer - 3 times base salary (as adjusted each year)

•	Other NEOs - 1.5 times base salary (as adjusted each year)

Since the personal situation of each executive may vary, the Compensation Committee has not set a specific period of time in which the ownership level must be achieved, but does expect each executive to make measurable progress on a year-over-year basis as evidenced by the number of shares owned multiplied by the fair market value of the Company's stock. Aside from the Company's actual performance from one year to the next, the price of the Company's stock may vary due to the general condition of the economy and the stock market. Therefore, the Compensation Committee may measure an executive's progress more on the basis of the year-over-year increase in the number of shares owned than the overall market value of the shares owned in relation to the executive's ownership goal. For purposes of measuring ownership, only shares owned outright by the executive (including shares owned by the executive's spouse or dependent children and shares owned through the Company's savings plan or deferred compensation plan) are included. Shares represented by unvested stock options or any other form of equity for which some condition remains to be completed before the executive earns a right to and receives the shares (except for shares that have been electively deferred to a future date) are not counted in determining the executive's level of ownership.

As of March 4, 2013, Mr. Torbeck, who became President and Chief Executive Officer effective January 31, 2013, owned shares valued at approximately 155% of his ownership target; Mr. Freyberger, who became Chief Financial Officer on August 5, 2011, achieved approximately 63% of his ownership goal; and Mr. Wilson achieved approximately 130% of his ownership goal. Further, Mr. Freyberger increased his ownership by 43,565 shares compared to March 2012.

Effective January 23, 2013, Mr. Wojtaszek resigned his position with Cincinnati Bell to become President and Chief Executive Officer of CyrusOne Inc., which is now an independent public company. Mr. Cassidy retired effective January 31, 2013.

Employment Agreements, Severance and Change in Control Payments and Benefits

The Company generally enters into employment agreements with the named executive officers for several reasons. Employment agreements give the Company flexibility to make changes in key executive positions with or without a showing of cause, if terminating the executive is determined by the Company or the Board to be in the best interests of the Company. The agreements also minimize the potential for litigation by establishing separation terms in advance and requiring that any dispute be resolved through an arbitration process. The severance, change in control payments and benefits provided under the employment agreements as described in more detail beginning on page 49 were important to ensure the retention of the named executive officers.

Depending on the circumstances of their termination, the NEOs are eligible to receive severance benefits in the form of a multiple of annual base salary as a lump sum payment, continued access to Company-provided benefits for a defined period post employment, healthcare benefits and accelerated vesting of all equity as determined by the provisions in their employment agreements, which are discussed in detail starting on page 49. Under a dismissal without cause or constructive discharge following a change of control, the Company provides the severance benefits because it serves the best interest of the Company and its shareholders to have executives focus on the business merits of possible change in control situations without undue concern for their personal financial outcome. In the case of a without cause termination or constructive discharge absent a change in control, the Company believes it is appropriate to provide severance at these levels to ensure the financial security of these executives, particularly in view of the non-compete provisions which state that for 12 months following termination, the executive will not compete with the Company or solicit customers or employees of the Company. Because these potential payments are triggered under very specific circumstances, such payments are not considered in setting pay for other elements of executive compensation. The Compensation Committee has a policy that the Company will not enter into any new or materially amended employment agreements with named executive officers providing for excise tax gross-up provisions with respect to payments contingent upon a change in control.

Adjustments and Recovery of Award Payments and Clawback Policy

The Company is subject to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002. Therefore, if the Company were required to restate its financial results due to any material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the Securities and Exchange Commission could act to recover from the Chief Executive Officer and Chief Financial Officer any bonus or other incentive-based or equity-based compensation received during the 12-month period following the date the applicable financial statements were issued and any profits from any sale of securities of the Company during that 12-month period.

In addition, the Board has adopted an interim executive compensation recoupment/clawback policy that reflects the preliminary requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), with the intention that the policy will be modified when final regulations required by the Dodd-Frank Act are adopted by the SEC. The policy was effective as of January 1, 2011, for any current executive officer or former executive officer that terminates employment after January 1, 2011 and applies to cash and equity-based compensation that is approved, granted or awarded on or after January 1, 2011. The policy allows the Company to recover incentive payments to, or realized by, certain executive officers in the event that the incentive compensation was based on the achievement of financial results that were subsequently restated to correct any accounting error due to material noncompliance with any financial reporting requirement under federal securities laws and such restatement results in a lower payment or award.

Compensation Limitation

Section 162(m) of the Code generally limits to $1,000,000 the available deduction to the Company for compensation paid to any of the Company's NEOs, except for performance-based compensation that meets certain technical requirements. Although the Compensation Committee considers the anticipated tax treatment to the Company of its compensation payments, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) of the Code.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation of any person who served as the principal executive officer (John F. Cassidy) or principal financial officer (Kurt A. Freyberger) during the year ended December 31, 2012, and the three most highly compensated persons who served as executive officers (Theodore H. Torbeck, Gary J. Wojtaszek, Christopher J. Wilson) during the year ended December 31, 2012 (collectively, the “NEOs”):
Summary Compensation Table — Fiscal 2012

Name, Principal Position	Year	Salary ($)		Bonus ($) (a)	Stock Awards ($) (b) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($)
John F. Cassidy	2012	708,769		—	1,015,000	1,015,000	2,877,200	1,121,703	9,000	6,746,672
President and Chief Executive Officer	2011	681,250		—	—	1,015,000	2,507,759	1,851,404	8,800	6,064,213
	2010	645,000		2,100,000	—	720,136	2,963,467	2,090,059	43,800	8,562,462
Kurt A. Freyberger (h)	2012	347,885			250,000	250,000	441,238	40,111	9,800	1,339,034
Vice President and Chief Financial Officer	2011	293,460		—	77,500	—	324,190	33,800	9,800	738,750

Theodore H. Torbeck (i)	2012	726,000		—	1,800,000	—	970,045	—	9,800	3,505,845
President and General Manager, Cincinnati Bell Communications Group	2011	724,850			1,800,000	—	1,025,838	—	863	3,551,551
	2010	161,538		—	792,000	—	966,000	—	5,741	1,925,279
Gary J. Wojtaszek	2012	576,000		—	250,000	250,000	649,094	11,864	6,366	1,743,324
President of CyrusOne	2011	557,884		—	302,499	—	698,688	10,301	9,800	1,579,172
	2010	383,788		—	302,500	582,296	770,000	4,675	31,168	2,074,427
Christopher J. Wilson	2012	345,662	—	—	200,000	200,000	284,111	103,242	9,800	1,142,815
Vice President, General Counsel and Secretary	2011	339,685		—	200,002	—	301,223	89,877	8,298	939,085
	2010	312,931		—	295,001	463,401	282,762	42,680	25,019	1,421,794

(a)	The amount represents the retention bonus paid to Mr. Cassidy in 2010.

(b)
The 2012 amounts, excluding Mr. Torbeck's amount, reflect the grant-date fair value of the performance share-based awards issued in 2012 to Messrs. Cassidy, Freyberger, Wojtaszek and Wilson for the 2012-2014 performance cycle. The 2011 amounts, excluding Mr. Torbeck's amount, reflect the grant-date fair value of the performance share-based awards issued in 2011 to Messrs. Freyberger, Wojtaszek and Wilson for the 2011-2013 performance cycle. The 2010 amounts, excluding Mr. Torbeck's amount, reflect the grant-date fair value of the performance share-based awards issued in 2010 to Messrs. Wojtaszek and Wilson for the 2010-2012 performance cycle. All amounts assume payout at target. For further discussion of these awards, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. The table below shows the amounts if the maximum payout is earned based on the stock price at date of grant.

	Stock Awards ($)
Name	2012	2011	2010
John F. Cassidy	1,522,500	—	—
Kurt A. Freyberger	375,000	116,250	—
Gary J. Wojtaszek	375,000	453,749	453,750
Christopher J. Wilson	300,000	300,002	442,501

(c)
The 2012 and 2011 amounts for Mr. Torbeck represents a restricted common share grant that vests one-third per year at the end of each one-year period. The 2010 amount for Mr. Torbeck represents a grant of 300,000 unrestricted common shares when he joined the Company in September 2010. These grants were all made in accordance with Mr. Torbeck's employment agreement.

(d)
The 2012 amounts shown reflect the aggregate grant date fair value of performance-based options granted to Mr. Cassidy and performance-based stock appreciation rights granted to Messrs. Freyberger, Wojtaszek and Wilson in 2012 for the 2012 - 2014 performance cycle. The 2011 amount reflects the grant date fair value of cash-settled stock appreciation rights granted to Mr. Cassidy in January 2011. The 2010 amounts reflect the aggregate grant-date fair value of stock options and stock appreciation rights granted in January 2010 to Messrs. Cassidy, Wojtaszek and Wilson. For all awards, the grant date fair value was computed in accordance with Accounting Standards Codification ("ASC") 718. For further discussion of the assumptions utilized to value these awards, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. All 2012 awards are performance-based awards. The amounts shown above reflect payout at target.

The table below shows these amounts if the maximum payout is earned:

Stock Options/Stock Appreciation Rights ($)
Name	2012
John F. Cassidy	1,522,500
Kurt A. Freyberger	375,000
Gary J. Wojtaszek	375,000
Christopher J. Wilson	300,000

(e)
Non-equity incentive plan compensation represents amounts earned for annual performance-based cash incentives and long-term performance plan cash-settled awards. The amounts earned by Messrs. Freyberger, Torbeck, Wojtaszek, and Wilson consist solely of annual performance-based cash incentives for all periods. The amount earned by Mr. Cassidy consists of annual performance-based cash incentive and long-term cash-settled performance units. The table below shows the amounts earned by Mr. Cassidy for each of these awards:

Name	Year	Annual Performance-Based Cash Incentive ($)	Long-Term Cash-Settled Performance Units ($)	Total ($)
John F. Cassidy	2012	1,354,722	1,522,478	2,877,200
	2011	1,242,718	1,265,041	2,507,759
	2010	1,936,000	1,027,467	2,963,467

The amounts shown above for long-term cash-settled performance units earned by Mr. Cassidy represent: (1) the amount earned in 2012 and paid in 2013 for the 2012 performance period related to cash-payment performance awards granted in January 2010 for the 2010-2012 performance cycle and January 2011 for the 2011-2012 performance cycle, (2) the amount earned in 2011 and paid in 2012 for the 2011 performance period related to cash-payment performance awards granted in January 2009 for the 2009-2011 performance cycle, January 2010 for the 2010-2011 performance cycle, and January 2011 for the 2011 performance cycle, and (3) the amount earned in 2010 and paid in 2011 for the 2010 performance period related to cash-payment performance awards granted in January 2009 for the 2009-2010 performance cycle and January 2010 for the 2010 performance cycle.

(f)
The amounts shown in this column for Messrs. Cassidy, Freyberger, Wojtaszek, and Wilson represent the one-year increase in the value of their qualified defined benefit plan and nonqualified excess plan for 2012, 2011 and 2010, respectively, projected forward to age 65 for each executive with interest credited at 3.5%, which is the rate a terminated participant would then be given (such interest rate was increased to 4.0% effective as of March 1, 2012) and then discounted back to the respective year at the discount rate (3.3% for 2012, 3.90% for 2011, and 4.90% for 2010) required under ASC 960. The present value of the accrued pension benefits increased in 2012 primarily due to a decrease in the applicable discount rate and an updated mortality table. The Company froze its qualified pension plan for management employees in 2009; therefore, Mr. Torbeck is not entitled to any benefits under this plan. None of the executives receive any preferential treatment or above-market interest under the Company's retirement plans.

(g)	The table below shows the components of the “All Other Compensation” column.

Name	Year	401(k) Match ($) (1)	Flexible Perquisite Program Reimbursements ($) (2)	Other Expenses ($)	Total “All Other Compensation” ($)
John F. Cassidy	2012	9,000	—	—	9,000
	2011	8,800	—	—	8,800
	2010	8,800	35,000	—	43,800
Kurt A. Freyberger	2012	9,800	—	—	9,800
	2011	9,800	—	—	9,800
Theodore H. Torbeck	2012	9,800	—	—	9,800
	2011	863	—	—	863
	2010	1,615	4,126	—	5,741
Gary J. Wojtaszek	2012	6,366	—	—	6,366
	2011	9,800	—	—	9,800
	2010	9,800	21,368	—	31,168
Christopher J. Wilson	2012	9,800	—	—	9,800
	2011	8,298	—	—	8,298
	2010	9,324	15,695	—	25,019

(1) Under the terms of the Cincinnati Bell Inc. Retirement Savings Plan, the Company's matching contribution is equal to 100% on the first 3% and 50% on the next 2% of contributions made to the plan by the participant. Eligible compensation includes base wages plus any incentive paid to eligible participants. The maximum company matching contribution is $9,800.

(2) The Flexible Perquisite Reimbursement Program was terminated effective January 27, 2011; each executive received an increase in base salary to offset the termination of the program.

(h)	Mr. Freyberger was appointed Chief Financial Officer on August 5, 2011. Prior to this date, Mr. Wojtaszek served as Chief Financial Officer.

(i)	On September 7, 2010, Mr. Torbeck joined the Company as President and General Manager for the Cincinnati Bell Communications Group.

Grants of Plan-Based Awards
The following table sets forth information concerning equity grants to the NEOs during the year ended December 31, 2012 as well as estimated future payouts under cash incentive plans:
Grants of Plan-Based Awards in 2012 Fiscal Year

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Company Shares on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (d)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John F. Cassidy
Performance-based shares	1/29/2012	—	—	—	223,898	298,530	447,795	—	—	—	3.40	1,015,000
Performance-based options	1/29/2012	—	—	—	—	—	—	—	659,091	3.40	3.40	1,015,000
Annual cash incentive		533,188	1,066,375	2,132,750	—	—	—	—	—	—	—	—
Kurt A. Freyberger
Performance-based shares	1/29/2012	—	—	—	55,148	73,530	110,295	—	—	—	3.40	250,000
Performance-based SARs	1/27/2012	—	—	—	—	—	—	—	162,338	3.40	3.40	250,000
Data Center Performance Plan (e)	varies	—	—	2,700,000	—	—	—	—	—	—	—	—
Annual incentive		174,485	348,970	697,940	—	—	—	—	—	—	—	—
Theodore H. Torbeck
Restricted shares	1/3/2012	—	—	—	—	—	—	573,248	—	—	3.14	1,800,000
Annual cash incentive		363,000	726,000	1,452,000	—	—	—	—	—	—	—	—
Gary J. Wojtaszek
Performance-based shares	1/29/2012	—	—	—	55,148	73,530	110,295	—	—	—	3.40	250,000
Performance-based SARs	1/27/2012	—	—	—	—	—	—	—	162,338	3.40	3.40	250,000
Data Center Performance Plan (e)	1/27/2012	—	—	4,000,000	—	—	—	—	—	—	—	—
Annual cash incentive		288,000	576,000	1,152,000	—	—	—	—	—	—	—	—
Christopher J. Wilson
Performance-based shares	1/29/2012	—	—	—	44,118	58,824	88,236	—	—	—	3.40	200,000
Performance-based SARs	1/27/2012	—	—	—	—	—	—	—	129,870	3.40	3.40	200,000
Annual cash incentive		112,350	224,700	449,400	—	—	—	—	—	—	—	—

(a)
Amounts reflect shares issuable under the long-term performance-based incentive plan. Performance will be measured based on achievement of cumulative UCR targets over the three-year period 2012-2014. See page 31 for further details.

(b)	Amount represents restricted stock grant granted to Mr. Torbeck per the terms of his employment contract. This award vests over a three-year period with one-third vesting each year.

(c)
Amounts represent performance-based options and SARs assuming target is met. Performance will be measured based on the achievement of cumulative UCR targets over the three-year period 2012 - 2014. The material terms of the options and SARs granted are: grant type - non-incentive; exercise price - fair market value of common stock on grant date; vesting - 50% on the first anniversary of the original grant date and 25% on the second anniversary and 25% on the third anniversary; term of grant - 10 years; termination - except in the case of death, disability or retirement, any unvested awards will be canceled 90 days following termination of employment.

(d)
The amount related to the SARs awards reflects the grant-date fair values as determined using a binomial option-pricing model. The amounts related to the performance-based awards granted for the 2012-2014 performance period reflect the grant-date fair value assuming the target number of shares is earned and the executive remains with the Company through the applicable vesting dates. The amount related to the restricted share grant for Mr. Torbeck is based on the Company's closing stock price on the date of grant of $3.14. For further discussion of assumptions and valuation, refer to Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(e)
The Data Center Performance plan grants are performance unit awards providing for a specified cash payment to each participating executive in the event that (i) the executive is continuously employed for a three year period after the date of grant, (ii) specified Adjusted EBITDA targets are met or a "qualifying transaction" has been completed prior to December 31, 2013, (iii) a “qualifying transaction” is consummated within ten years of the date of grant and (iv) at least $1,000,000,000 of equity value is created in the Data Center Colocation segment prior to the “qualifying transaction.” With the initial public offering of CyrusOne on January 24, 2013, a qualifying transaction has now been completed. The amounts shown in the table above represent the maximum payout if the equity value created from this transaction is $1 billion or more. For more detail about the Data Center Performance Plan, see page 32.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
During 2012, all of the NEOs were employed pursuant to agreements with the Company. Each employment agreement sets forth, among other things, the NEO's base salary, bonus opportunities, entitlement to participate in the Company's benefit and pension plans and to receive equity awards and post-termination benefits and obligations. The employment agreements of Messrs. Cassidy, Wojtaszek, and Wilson were amended and restated, effective as of January 1, 2009, to comply with statutory requirements under Section 409A and Section 162(m) of the Code, and such amendments did not materially impact the value of any payments that might become due if the executive's employment was terminated. In addition, the Company entered into an employment agreement with Mr. Torbeck, effective as of September 7, 2010, which was superseded by a new agreement on February 6, 2013, and amended the employment agreements of Mr. Wojtaszek, effective as of January 27, 2011 and of Mr. Freyberger, effective as of August 5, 2011.
Mr. Cassidy's employment agreement provided for the employment and retention of Mr. Cassidy for a one-year term subject to automatic one-year extensions. Mr. Cassidy's employment agreement provided for a minimum base salary of $645,000 per year, a minimum bonus target of $968,000 per year and a nonqualified supplemental retirement plan. Mr. Cassidy retired effective January 31, 2013 and his employment agreement terminated.
Mr. Cassidy's nonqualified supplemental retirement plan benefit under his employment agreement has vested and is equal to the portion of his accrued pension under the Cincinnati Bell Management Pension Plan that is attributable to his first 10 years of service. Mr. Cassidy's supplemental pension shall be paid to him (or his estate if his employment terminates by reason of his death) in a single lump sum within thirty days after the earlier of six months after his termination date or the date of his death. Mr. Cassidy is fully vested in his pension benefits.
Mr. Freyberger's employment agreement provides for the employment and retention of Mr. Freyberger for a one-year term subject to automatic one-year extensions. Mr. Freyberger's employment agreement provides for a minimum base salary of $335,000 per year and a minimum bonus target of $335,000 per year.
Mr. Torbeck's employment agreement provides for the employment and retention of Mr. Torbeck for a one-year term subject to automatic one-year extensions. In 2012, Mr. Torbeck's employment agreement provided for both a minimum base salary and a minimum bonus target of $700,000 per year. In addition, Mr. Torbeck's employment agreement provided for a grant of 300,000 common shares as of his start date, and grants of restricted shares valued at $1,800,000 in January 2011, $1,800,000 in January 2012, and $900,000 in January 2013. In February 2013, Mr. Torbeck entered into a new employment agreement that increased his minimum base salary and minimum bonus targets to $750,000 per year.
Mr. Wojtaszek's employment agreement provided for the employment and retention of Mr. Wojtaszek for a one-year term subject to automatic one-year extensions. Mr. Wojtaszek's employment agreement provided for both a minimum base salary and a minimum bonus target of $550,000 per year. Effective January 23, 2013, Mr. Wojtaszek resigned which terminated his employment agreement.
Mr. Wilson's employment agreement provides for the employment and retention of Mr. Wilson for a one-year term subject to automatic one-year extensions. Mr. Wilson's employment agreement provides for a minimum base salary of $309,000 per year and a minimum bonus target of $200,850 per year.
Each of the NEOs, except for Mr. Torbeck, participate in the Cincinnati Bell Management Pension Plan (the “Management Pension Plan”), which contains both a qualified defined benefit plan, and a nonqualified excess benefit plan (the provision for this excess benefit is contained in the qualified defined benefit pension plan document), which applies the same benefit formula to that portion of the base wages and annual bonus payment that exceeds the maximum compensation that can be used in determining benefits under a qualified defined benefit pension plan.
Except as noted below, all eligible salaried employees of the Company participate in the Management Pension Plan on the same basis with benefits being earned after a three-year cliff-vesting period. Covered compensation for purposes of calculating benefits include base wages including any applicable overtime wages paid plus annual bonus payments. Upon separation from employment, vested benefits are payable either as a lump-sum, a single life annuity or, for married participants, a 50% joint and survivor, which provides a reduced benefit for the employee in order to provide a benefit equal to 50% of that amount if the employee dies before his/her spouse. However, a 2009 amendment to the Management Pension Plan generally provided that only "grandfathered participants" and no other participants would accrue additional plan benefits based on their compensation and service after December 31, 2018. For purposes of the plan, a "grandfathered participant" is a Plan participant who has continuously been an employee of the Company or any of its subsidiaries since before 2009 and either: (i) was at least age 50 by January 1, 2009; or (ii) had been eligible for and accepted or declined a 2007 early retirement offer of the Company. Also, the plan was further amended to reduce the benefits accrued by grandfathered participants based on their compensation and service after December 31, 2011 by approximately one-half from the prior accrual rate. The Management Pension Plan is described in further detail on page 46.

Finally, Mr. Cassidy is also covered under a nonqualified Cincinnati Bell Pension Program (the “SERP”). The SERP provides him with a benefit equal to 50% of his average monthly compensation, which is the average monthly compensation for the highest 36-month period during the 60-month period ending on the date he ceases to be an employee, less an offset for any benefits payable under the Cincinnati Bell Management Pension Plan (the “CBMPP”) and the participant's projected age 65 social security benefit. However, the SERP was amended by the 2011 Amendment to the Management Pension Plan such that reduced future accruals under such plan will not be taken into account under the SERP when determining the benefits accrued by Mr. Cassidy. Benefits under the SERP are normally payable as an annuity - either single life, 50% joint and survivor, 75% joint and survivor and 100% joint and survivor, or as a life and 15 year certain annuity. Under the terms of the SERP, a participant must be of at least age 55 and have attained at least 10 years of service to be vested in their benefit. As of December 31, 2012, Mr. Cassidy was fully vested in his SERP benefit.
Each of the employment agreements also provide for severance payments upon termination of employment as a result of death or disability, termination by the Company without cause or termination upon a change in control. The payments to the NEOs upon termination or a change in control as of December 31, 2012 are described beginning on page 49.
Long-term Incentives
The Compensation Committee has divided the total long-term incentives granted to the NEOs approximately equally between stock option or SARs grants and performance unit grants because such an allocation (i) prevents an excessive portion of long-term compensation being aligned solely on the achievement of stock price appreciation and (ii) provides an equivalent opportunity for an executive to be rewarded based on the Company achieving its more objective quantitative operating results that are consistent with its long-term business strategy. The long-term incentives granted to the NEO are described in the Compensation Discussion and Analysis that begins on page 23.
Salary and Cash Incentive Awards in Proportion to Total Compensation
In 2012, the percentage of total compensation for each NEO represented by the sum of their salary plus bonus as shown in the summary compensation table on page 39 was as follows: Mr. Cassidy - 31%, Mr. Freyberger - 59%, Mr. Torbeck - 48%, Mr. Wojtaszek - 70%, and Mr. Wilson - 55%.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning options and other equity awards held by the NEOs at December 31, 2012:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable (a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (b)	Number of Shares or Units of Stocks That Have Not Vested (#) (c)	Market Value of Shares or Units of Stocks That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (e)
John F. Cassidy (f)	801,000	—		5.66	12/4/2013
	666,100	—		3.70	12/3/2014
	425,000	—		4.00	12/1/2015
	85,000	—		3.49	1/27/2016
	574,350	—		4.74	12/8/2016
	559,355	—		4.91	12/7/2017
	680,000	—		1.67	12/5/2018
	591,124	18,282		2.91	1/29/2020
	481,080	307,576		2.85	1/28/2021
	—	988,637		3.40	1/27/2022

						—	—	447,795	2,453,917
Kurt A. Freyberger	15,000	—		4.21	3/31/2015
	20,000	—		4.00	12/1/2015
	25,000	—		4.74	12/8/2016
	25,000	—		4.91	12/7/2017
	54,856	—		1.67	12/5/2018
	18,222	—		1.39	1/30/2019
	32,182	995		2.91	1/29/2020
	45,713	22,515		2.54	12/7/2020
	—	243,507		3.40	1/27/2022
						—	—	143,145	784,435

Theodore H. Torbeck	—	—		—	—	994,301	5,448,769	—	—

Gary J. Wojtaszek (g)	83,590	—		1.67	12/5/2018
	207,352	—		1.39	1/30/2019
	204,946	6,338		2.91	1/29/2020
	108,428	87,883		2.54	12/7/2020
	—	243,507		3.40	1/27/2022

						—	—	228,882	1,254,273
Christopher J. Wilson	51,000	—		5.66	12/4/2013
	24,726	6,181		2.91	1/29/2020
	26,412	58,104		2.54	12/7/2020
	—	194,805		3.40	1/27/2022
						—	—	178,884	980,284

(a)
These awards, with the exception of awards expiring January 27, 2022, vest 28% on the first anniversary of the original date of grant and, thereafter, at the rate of 3% per month for the next 24 months. The options and SARs awards expiring January 27, 2022 are performance-based and vest 50% on the first anniversary, and 25% on the second and third anniversaries if the performance condition is achieved. The amounts shown above for the 2012 awards reflect payout at the maximum level.

(b)	All options and SARs granted are for a maximum period of ten years from the date of grant and vest over a three-year period.

(c)	These awards represent restricted shares granted to Mr. Torbeck on January 3, 2012.

(d)
Amounts in the column include performance shares granted for the 2010 - 2012 performance cycle less performance units earned and vested for (i) the 2010 period on February 28, 2011 and (ii) the 2010-2011 cumulative period on February 28, 2012. Amounts also include performance units granted for the 2011 - 2013 performance cycle less performance units earned and vested for the 2011 period on February 28, 2012. The amount also includes the performance unit grant made to each of the executives for the 2012 - 2014 performance cycle on January 28, 2012. These awards are performance-based and the amounts shown above reflect payout at the maximum level.

(e)
Assuming the maximum number of shares is earned, amounts represent the equity incentive plan awards not yet vested. The value is based on the closing price of the Company's common shares as of December 31, 2012 ($5.48).

(f)	Mr. Cassidy retired effective January 31, 2013 but will continue to vest in his options and stock awards.

(g)	Mr. Wojtaszek resigned effective January 23, 2013 and forfeited all his option awards and stock awards that remained unvested at that time.
Option Exercises and Stock Vested
The following table sets forth information concerning the exercise of options and the vesting of stock held by the NEOs during the year ended December 31, 2012:
Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (a)	Value Realized on Exercise ($) (b)	Number of Shares Acquired on Vesting (#) (c)	Value Realized on Vesting ($) (d)
John F. Cassidy	1,003,949	4,751,628	—	—
Kurt A. Freyberger	—	—	27,522	93,575
Theodore H. Torbeck	—	—	210,526	677,894
Gary J. Wojtaszek	440,734	1,439,188	114,796	390,306
Christopher J. Wilson	767,287	1,540,376	87,604	297,854

(a)	The amounts shown represent shares issued upon exercise of both stock options and share-settled stock appreciation rights.

(b)
The value realized on exercise is based upon the closing price of a share of our common stock on the date of exercise compared to the exercise or strike price of the option or stock appreciation award.

(c)
The amount shown for Mr. Torbeck represents vesting of one-third of the restricted shares granted on January 14, 2011. The amounts shown for Messrs. Freyberger, Wojtaszek and Wilson represent shares issued in January 2012 upon vesting of long-term performance plan awards.

(d)
The amounts represent the value realized upon vesting based on the closing price of a share of our common stock on the respective vesting dates. For Mr. Torbeck, the vesting date of his award was January 3, 2012 ($3.22). For Messrs. Freyberger, Wojtaszek and Wilson the vesting date of their awards was January 30, 2012 ($3.40).

Pension Benefits
In February 2009, the Company made significant changes to the Management Pension Plan. The Company froze pension benefits for certain management employees below 50 years of age and provided a 10-year transition period for those employees over the age of 50 after which the pension benefit would be frozen. In addition, any employee hired on or after January 1, 2009 was not eligible to participate in the Management Pension Plan. As a result, Mr. Torbeck is not eligible to participate in the Management Pension Plan.
The Management Pension Plan was further amended to reduce benefits accrued by "grandfathered participants" based on their compensation and service after December 31, 2012 by approximately one-half from the prior accrual rates.

Of the NEOs, only Messrs. Cassidy, Freyberger, Wilson and Wojtaszek participate in the Management Pension Plan. The following table sets forth information regarding pension benefits:

Name	Plan Name	Number of Years Credited Service (#) (e)	Present Value of Accumulated Benefit ($) (f)(g)	Payments During Last Fiscal Year ($)
John F. Cassidy	Qualified Defined Benefit Plan (a)	17	641,663	—
	Non-Qualified Excess Plan (b)	17	2,783,162
	Non-Qualified Supplemental Plan (c)	17	10,242,276
	Employment Agreement (d)	17	968,996
	Total		14,636,097

Kurt A. Freyberger	Qualified Defined Benefit Plan (a)	7	119,258	—
	Non-Qualified Excess Plan (b)	7	30,950
	Total		150,208

Gary J. Wojtaszek	Qualified Defined Benefit Plan (a)	4	45,509	—
	Non-Qualified Excess Plan (b)	4	—
	Total		45,509

Christopher J. Wilson	Qualified Defined Benefit Plan (a)	14	288,759	—
	Non-Qualified Excess Plan (b)	14	124,351
	Total		413,110

(a)	Management Pension Plan.

(b)	Nonqualified ERISA Excess Provisions of the Cincinnati Bell Management Pension Plan.

(c)	This amount assumes a deferral of retirement benefits until age 60. The present value of accumulated plan benefits assuming immediate commencement of benefits is $10,890,550.

(d)	Additional pension benefit from employment agreement between the Company and Mr. Cassidy.

(e)	None of the executive officers have been granted additional years of service under any of the plans, and this column reflects the actual years of service of each executive officer.

(f)
Amounts in this column represent the accumulated benefit obligations computed using the same assumptions as used for financial reporting purposes, described in more detail in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(g)
If any of the executive officers had retired on December 31, 2012, they would have been entitled to a benefit equal to the balance then credited to them, without any reduction, under the Cincinnati Bell Management Pension Plan (both the tax-qualified defined benefit plan portion and the non-qualified excess plan portion) as of that date. They may elect a lump-sum or equivalent annuity form of payment subject to any payment restrictions in place due to the funding status. In addition, Mr. Cassidy would have been eligible to receive the benefit under his employment agreement as well any benefits under the SERP described above.

The Management Pension Plan is a tax-qualified defined benefit pension plan and is the same plan that is available to other eligible salaried and certain non-union hourly employees. Mr. Cassidy also participates in the SERP. Contributions to the Management Pension Plan's trust and the SERP are made only by the Company.

The Management Pension Plan is a cash balance plan. Under this plan, each grandfathered participant has an account to which pension credits were allocated at the end of each year based upon the participant's attained age and plan compensation for the year (with such plan compensation being subject to a maximum legal annual compensation limit, which limit was $250,000 for 2012). A grandfathered participant's plan compensation for the year generally equals the participant's base salary plus any commissions or bonuses received. To the extent that a participant's plan compensation exceeded the aforementioned annual compensation limitation, additional pension credits are given for such additional compensation under a non-tax-qualified retirement plan that is operated in conjunction with the Management Pension Plan (the “Excess Benefit Plan”).

The following chart shows the annual pension credits provided for 2012 under the Management Pension Plan for grandfathered participants at the ages indicated:

Attained Age	Pension Credits *
50 but less than 55 years	3.25% of total plan compensation plus 3.25% of excess compensation for 2012
55 or more years	4.00% of total plan compensation plus 4.00% of excess compensation for 2012

*
For purposes of the above table, “excess compensation” means the portion of a plan participant's total plan compensation for 2012 that exceeds the Social Security old-age retirement taxable wage base for 2012.

A participant's account under the Management Pension Plan is also generally credited with assumed interest for each calendar year at a certain interest rate. Such interest rate for 2012 was 4.0% per annum (3.5% prior to March 1, 2012 for a participant while not employed by the Company).
In the case of a participant who was a participant in the Management Pension Plan on December 31, 1993 or who has benefits transferred from other plans to the Management Pension Plan, the participant's account also was credited with pension credits equivalent to the participant's accrued benefit under the plan or such other plans on that date or when such benefits are transferred, as the case may be.
After retirement or other termination of employment, a participant under the Management Pension Plan is entitled to elect to receive a benefit under the plan in the form of a lump sum payment or as an annuity, generally based on the balance credited to the participant's cash balance account under the plan when the benefit begins to be paid (but also subject to certain transition or special benefit formula rules in certain situations).
Under the SERP, each current active participant's pension at retirement, if paid in the form of a single life annuity, generally will be an amount equal to the difference between 50% of the participant's average monthly compensation (for the highest 36-month period of compensation that occurs during the 60-month period preceding retirement) and the sum of the participant's benefits payable under the Management Pension Plan (including for this purpose amounts payable under the Excess Benefit Plan and any other amounts which are intended to supplement or be in lieu of benefits under the Management Pension Plan) and Social Security benefits. Also, there is a reduction in such pension amount of 2.5% for each year by which the sum of the participant's years of age and years of service at retirement total less than 75, and no benefits are payable if the participant terminates employment (other than by reason of his or her death) prior to attaining age 55 and completing at least 10 years of service credited for the purposes of the plan.
In 2012, Mr. Cassidy was the only active participant in the SERP, and the Company has no current intention to add other persons to actively participate in such plan. In addition, Mr. Cassidy's employment agreement with the Company provides an additional retirement benefit. Pursuant to such employment agreement, Mr. Cassidy is entitled to an additional non-qualified retirement benefit equal to a portion of his accrued pension under the Management Pension Plan that is attributable to his first ten years of service. This benefit shall be paid to Mr. Cassidy (or his estate if his employment terminates by reason of his death) in a single lump sum within thirty days after the earlier of six months after his termination date or the date of his death. Mr. Cassidy retired on January 31, 2013.

Nonqualified Deferred Compensation
The following table sets forth information concerning compensation deferred by the NEOs:
Nonqualified Deferred Compensation for 2012 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($) (a)	Aggregate Earnings in Last Fiscal Year ($) (b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2012 ($)
John F. Cassidy	—	—	663,369	—	1,484,510
Kurt A. Freyberger	—	1,177	9,161	—	44,307
Theodore H. Torbeck	—	—	—	—	—
Gary J. Wojtaszek	—	—	—	—	—
Christopher J. Wilson	—	—	245,000	—	548,000
 ______________

(a)	Amount reflects a company matching contribution on Mr. Freyberger's contributions in 2009.

(b)
For Messrs. Cassidy, Freyberger, and Wilson, the amount shown includes the difference between the closing price of the Company's stock ($3.03) on December 31, 2011 and the closing price of the Company's stock ($5.48) on December 31, 2012 with respect to deferrals made prior to 2012.

The 1997 Cincinnati Bell Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) generally permits under its current policies, for any calendar year, each employee who has an annual base rate of pay and target bonus above a certain high dollar amount and has been designated by the Company or a subsidiary of the Company as a “key employee” for purposes of the plan (currently a key employee for purposes of the plan generally has annual pay of more than $250,000) to defer receipt of up to 75% of his or her base salary, up to 100% of his or her cash bonuses (including annual incentive awards and non-performance-based cash awards under the 2007 Long Term Incentive Plan (collectively with predecessor plans, the “Long Term Incentive Plans”)) and up to 100% of any performance-based common share awards (not including awards of stock options or restricted stock after 2005) provided under the Long Term Incentive Plans.
For all key employees who participate in the Executive Deferred Compensation Plan, there is also a Company “match” on the amount of base salary and cash bonuses deferred under the plan for any calendar year. In general, the match is equal to the lesser of 66 2/3% of the base salary and cash bonuses deferred or 4% of the base salary and cash bonuses that exceed the annual compensation limit.
Amounts deferred by any participating key employee under the Executive Deferred Compensation Plan and any related Company “match” are credited to the account of the participant under the plan and are assumed to be invested in various mutual funds or other investments (including common shares) as designated by the participant.
The accounts under the Executive Deferred Compensation Plan are not funded in a manner that would give any participant a secured interest in any funds, and benefits are paid from the assets of the Company and its subsidiaries (or from a trust that the Company has established and that remains subject to the Company's creditors).
The amounts credited to the account of any participant under the Executive Deferred Compensation Plan are generally distributed, as so elected by the participant, in a lump sum or in two to ten annual installments (in cash and/or common shares), that begin at some date after his or her termination of employment with the Company and its subsidiaries or a fixed date that occurs at least six years after the start of the first calendar year in which he or she participates in the plan. In addition, as a special rule, in the event of a change in control of the Company, all of the amounts then credited under the plan to a participant's account under the plan are generally paid in a lump sum on the day after the change in control.
The Executive Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a participant's account under the plan. The Company has amended the plan to meet the requirements of the American Jobs Creation Act of 2004.

Potential Payments upon Termination of Employment or a Change in Control
The following table shows potential payments to our NEOs directly and indirectly on their behalf under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of employment, assuming a December 31, 2012 termination or change in control date and, where applicable, using the closing price of our common shares on December 31, 2012 of $5.48.

Potential Payments upon Termination of Employment or a Change in Control: 2012

Name	Executive Payment on Termination	Involuntary Not for Cause Termination ($)	Change in Control ($)	Death ($)	Disability ($)
John F. Cassidy (a)	Base Salary	6,635,489	2,242,500	—	—
	Annual Incentive Target Opportunity	—	3,363,750	266,594	266,594
	Long Term Incentives — Options	2,225,079	2,225,079	2,225,079	2,225,079
	Long Term Incentives — Performance Shares (e)	1,635,944	1,635,944	1,635,944	1,635,944
	Long Term Incentives — Non-Equity Incentive Compensation (b)	1,367,328	1,367,328	1,367,328	1,367,328
	Basic Benefits (c)	23,094	23,094	—	23,094
	Retiree Benefits	496,978	496,978	—	65,584
	Excise — Tax Gross-up (d)	—	—	—	—
	Total	12,383,912	11,354,673	5,494,945	5,583,623
Kurt A. Freyberger	Base Salary	737,000	737,000	—	—
	Annual Incentive Target Opportunity	—	737,000	87,242	87,242
	Long Term Incentives — Options	237,395	406,226	406,226	406,226
	Long Term Incentives — Performance Shares (e)	284,231	522,956	522,956	522,956
	Basic Benefits	12,026	12,026	—	228,494
	Retiree Benefits	—	—	—	—
	Excise — Tax Gross-up (d)	—	—	—	—
	Total	1,270,652	2,415,208	1,016,424	1,244,918
Theodore H. Torbeck	Base Salary (f)	2,178,000	1,452,000	—	2,178,000
	Annual Incentive Target Opportunity	—	1,452,000	181,500	181,500
	Long Term Incentives — Options	—	—	—	—
	Long Term Incentives — Restricted Shares	4,401,634	5,448,768	5,448,768	5,448,768
	Basic Benefits	12,738	12,738	—	—
	Retiree Benefits	—	—	—	—
	Excise — Tax Gross-up (d)	—	—	—	—
	Total	6,592,372	8,365,506	5,630,268	7,808,268
Gary J. Wojtaszek (g)	Base Salary	1,152,000	1,152,000	—	—
	Annual Incentive Target Opportunity	—	1,152,000	144,000	144,000
	Long Term Incentives — Options	442,290	611,121	611,121	611,121
	Long Term Incentives — Performance Shares (e)	489,298	836,182	836,182	836,182
	Basic Benefits	12,930	12,930	—	254,850
	Retiree Benefits	—	—	—	—
	Excise — Tax Gross-up (d)	—	—	—	—
	Total	2,096,518	3,764,233	1,591,303	1,846,153
Christopher J. Wilson	Base Salary	583,440	707,200	—	—
	Annual Incentive Target Opportunity	—	459,680	56,175	56,175
	Long Term Incentives — Options	320,601	455,666	455,666	455,666
	Long Term Incentives — Performance Shares (e)	396,204	653,523	653,523	653,523
	Basic Benefits	12,241	12,241	—	164,274
	Retiree Benefits	—	—	—	—
	Excise — Tax Gross-up (d)	—	—	—	—
	Total	1,312,486	2,288,310	1,165,364	1,329,638

(a)	Mr. Cassidy retired effective January 31, 2013; therefore, he is no longer eligible for any payments upon termination or change in control.

(b)
Mr. Cassidy's non-equity incentive compensation payment is contingent on the Company's attainment of target performance metrics for the 2013 and 2014 performance years and is indexed to the Company's stock price at the end of each performance year. The table includes the target payout, but the actual payout based on performance metric attainment and the Company's stock price could range from zero to $5 million.

(c)	Basic benefits consist of medical, dental, vision and group term life insurance similar to such benefits provided by the Company to other employees.

(d)
The tax gross-up amounts are meant to defray related tax liabilities related to a change in control. The discount rate used for retiree benefit change in control values was 3.30%, consistent with the rate determined for the Company's financial statements under Accounting Standards Codification Topic 960. No tax gross-up was required for Messrs. Cassidy and Wilson at December 31, 2012, as the aggregate present value of all change in control compensation payments is less than three times the individual's base amount; therefore, no portion of the payments is a parachute payment. On April 27, 2010, the Compensation Committee adopted a policy that the Company would no longer enter into new or materially alter employment agreements with named executive officers providing for excise tax gross-ups upon a change of control. As a result, the employment agreements of Messrs. Freyberger, Torbeck, and Wojtaszek do not contain any excise tax gross-up provisions.

(e)
Performance shares include shares that are based on the attainment of target performance metrics in the 2013 performance year. These awards have been included in the table at target; however, the actual payouts based on attainment of the metrics could range from zero to 200% of the target amount.

(f)
If Mr. Torbeck's employment is terminated due to disability or an involuntary not for cause termination, then he is entitled to a lump sum cash payment equal to two times his salary in calendar year 2013.

(g)	Mr. Wojtaszek resigned effective January 23, 2013; therefore, he is no longer eligible for any payments upon termination or change in control.

If any of the executives elects to voluntarily terminate employment with the Company, or if they are terminated by the Company for cause, they are entitled to no payments from the Company other than those benefits which they have a non-forfeitable vested right to receive (the “vested amounts”), which include any shares of stock they own outright, vested options which may be exercisable for a period of 90 days following termination, deferred compensation amounts and vested amounts under the Company's long-term incentive plan, pension and savings plans. Mr. Wojtaszek voluntarily resigned from the Company on January 23, 2013 and Mr. Cassidy retired from the Company on January 31, 2013 and although their employment agreements have otherwise been terminated, each of Messrs. Wojtaszek and Cassidy remains bound by the non-disclosure, non-compete and non-solicitation provisions of their employment agreements.
In addition to any applicable “vested amounts,” an executive will be entitled to receive certain additional benefits if one of the four termination scenarios detailed in the above table and discussed below occurs. Regardless of the termination scenario, each executive will continue to be bound by the non-disclosure, non-compete and non-solicitation provisions of their employment agreements. Because, as noted above, Messrs. Cassidy and Wojtaszek each terminated their employment with the Company in January 2013, Messrs. Cassidy and Wojtaszek will not be discussed and the discussions below regarding the impact on executives in the event of the occurrence of one of the four termination scenarios will focus on those executives that remain employed by the Company (i.e., Messrs. Freyberger, Torbeck and Wilson).
If an executive is terminated by the Company without cause (an involuntary not for cause termination), the executive will be entitled to the following:
A payment equal to two times their base salary in the case of Messrs. Freyberger and Torbeck and 1.65 times his base salary in the case of Mr. Wilson.
A payment equal to the present value of an additional one year of participation in the Company's Management Pension Plan, if applicable, as though the executive had remained employed at the same base rate of pay and target bonus;
Continued medical, dental, vision and life insurance benefits during the one-year period following the executive's termination of employment on the same basis as any active salaried employee provided any required monthly contributions are made;
Continued treatment as an active employee during the one-year period following termination with respect to any outstanding long-term incentive cycles the executive may be participating in and any unvested stock options will continue to vest under the normal vesting schedule as though the executive was still an active employee; and
The ability to exercise any vested options for an additional 90 days after the end of the one-year period.
If an executive is terminated within the one-year period following a change in control, the executive will be entitled to the following:
A payment equal to two times the sum of their base salary plus target bonus;
If eligible to participate in the Management Pension Plan, a payment equal to the present value of an additional one year of participation in the Plan as though the executive had remained employed at the same base rate of pay and target bonus;
Continued medical, dental, vision and life insurance coverage during the one-year period following the executive's termination of employment on the same basis as other active employees provided any required monthly contributions are made;
Full vesting of any options, restricted shares and/or other equity awards and the ability to exercise such options for the one-year period following termination;
Full vesting and payout at target amounts of any awards granted under long-term incentive plans; and
To the extent that any of the executives are deemed to have received an excess change in control payment, an additional payment sufficient to pay any taxes imposed under section 4999 of the Code plus any federal, state and local taxes applicable to any taxes imposed under section 4999 of the Code.
If an executive is “terminated” because of his or her death, the executive's beneficiary will be entitled to the following:
A payment equal to the bonus accrued and payable to the deceased executive for the current year;
Full vesting of all options held by the deceased executive and the ability to exercise such options for the one-year period following the date of the executive's death; and
Full vesting and payout at target amounts of any awards granted to the deceased executive under long-term incentive plans.

If an executive is terminated by reason of disability, the executive will be entitled to the following:
A payment equal to the bonus accrued and payable to the disabled executive for the current year completed;
Continued vesting of all options held by the disabled executive on their normal schedule and the ability to exercise such vested options so long as the disabling conditions exist;
Continued participation by the disabled executive in any outstanding long-term incentive plans; and
Continued consideration of the disabled executive as an employee for all other benefits so long as the disabling condition that resulted in the disability-based termination is present.

Under all of the termination scenarios in the preceding table, as of December 31, 2012, Messrs. Cassidy, Freyberger, Torbeck, Wojtaszek, and Wilson had certain "vested amounts" to which they were entitled as follows: Mr. Cassidy - $29,400,759, Mr. Freyberger - $1,086,375, Mr. Torbeck - $1,224,265, Mr. Wojtaszek - $3,412,979, and Mr. Wilson - $1,294,775. Our long-term incentive plan provides for continued vesting of outstanding awards for retirement-eligible employees; thus, Mr. Cassidy will continue to vest in his unvested stock options, SARs and other long-term incentive awards on the same conditions and terms as active employees.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% shareholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) reports that they file. Such reports are filed on Forms 3, 4 and 5 under the Securities Exchange Act of 1934. Based solely on the Company's review of the copies of such forms received by it, the Company believes that, during the period commencing January 1, 2012 and ending December 31, 2012, all such persons complied on a timely basis with the filing requirements of Section 16(a).
Shareholder Proposals for Next Year's Annual Meeting
Shareholder proposals intended for inclusion in next year's Proxy Statement should be sent to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received by November 22, 2013. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. If the Company does not receive written notice by February 5, 2014 of a proposal from a shareholder who intends to propose any other matter to be acted upon at the 2014 Annual Meeting, the persons named in the Company's proxy for the 2014 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal.
Shareholders may propose director candidates for consideration by the Governance and Nominating Committee of the Board of Directors. Any such recommendations should be directed to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received no later than November 22, 2013 for the 2014 Annual Meeting of Shareholders.
Other Matters to Come Before the Meeting
At the time this Proxy Statement was released for printing on March 19, 2013, the Company knew of no other matters that might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the voting shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

Financial Statements and Corporate Governance Documents Available
The Company has elected to provide access to its Proxy Statement, Annual Report on Form 10-K and Summary Annual Report over the internet. We sent the Notice of Internet Availability to our shareholders and beneficial owners, which provides information and instructions on how to access our proxy materials over the internet or to request printed copies of our proxy materials. You may also obtain a copy of any of the following corporate governance documents from the Company's website identified below:

Corporate Governance Document	Website
Audit and Finance Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/af_charter
Compensation Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/compensation_committee_charter
Governance and Nominating Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/gn_committee_charter
Code of Business Conduct	www.cincinnatibell.com/aboutus/corporate_governance/code_of_conduct
Code of Ethics for Senior Financial Officers	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Code of Ethics for Directors	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Corporate Governance Guidelines	www.cincinnatibell.com/aboutus/corporate_governance/corporate_governance_guidelines
Proxy Statements for Shareholders Sharing the Same Household Mailing Address
As part of the Company's efforts to reduce costs and increase efficiency, when possible, only one copy of the Notice of Internet Availability and, as appropriate, the proxy materials has been delivered to multiple shareholders sharing the same household mailing address, unless the Company has received contrary instructions from one or more of the shareholders at that address.
Upon written or oral request, the Company will promptly provide a separate copy of the Notice of Internet Availability and, as appropriate, the proxy materials to a shareholder at a shared address to which a single copy was delivered. If your household mailing address is shared with other shareholders and you did not receive a Notice of Internet Availability or, as appropriate, the proxy materials, but would like to receive a separate copy of this item as well as future Company communications, please contact the following:
For beneficial owners, please contact your broker.
For shareholders of record, please contact our transfer agent, Computershare, at the following address:
Computershare Investor Services, LLC
Shareholder Services
7530 Lucerne Drive, Suite 305
Cleveland, Ohio 44130-6557
Phone: (888) 294-8217

If shareholders residing at the same household mailing address are currently receiving multiple copies of Company communications but would like to receive only one in the future, please send written notice to your broker (for beneficial owners) or to Computershare (for shareholders of record) at the above address. In the written notice, please indicate the names of all accounts in your household, and you will be forwarded the appropriate forms for completion.
Each shareholder participating in the householding program will, however, continue to receive a separate proxy card or voting instruction card.
Electronic Delivery of Materials
Shareholders can also enroll for electronic delivery of the Company's future proxy materials by registering directly or with your broker through our website, investor.cincinnatibell.com in the Electronic Shareholder Communications Enrollment section of the Company's Investor Relations webpage.
Each shareholder participating in the electronic delivery of materials will, however, continue to receive a separate Notice of Internet Availability, proxy card or voting instruction card.
Shareholder Communications with the Board of Directors
Shareholders or other interested parties may communicate with the Board, any individual director, the non-management directors as a group, or the director who presides at meetings of the non-management directors. The Company has established procedures for such shareholder communications. Shareholders and other interested parties should send any communications to Christopher J. Wilson, Vice President, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and identify the intended recipient or recipients. All communications addressed to the Board or any identified director or directors will be forwarded to the identified person or persons.

By Order of the Board of Directors
Christopher J. Wilson
Vice President, General Counsel and Secretary

March 22, 2013

ANNEX A

Cincinnati Bell Inc.
Reconciliation of GAAP and Non-GAAP Financial Measures
The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Management also believes non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.
For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, see the Company's Current Reports on Form 8-K filed with the SEC on February 27, 2013 and February 9, 2012. This information is also available in the "Investor Relations" section of the Company's website, www.cincinnatibell.com.

	Twelve Months Ended December 31,
(dollars in millions)	2012	2011
Net Income (GAAP)	$11.2	$18.6
Add:
Income tax expense	24.7	25.0
Loss on extinguishment of debt	13.6	—
Interest expense	218.9	215.0
Other expense, net	1.7	0.9
Operating Income (GAAP)	$270.1	$259.5
Add:
Depreciation and amortization	217.4	199.5
Restructuring charges	3.4	12.2
Gain on sale or disposal of assets	(1.6)	(8.4)
Goodwill and asset impairments	14.2	52.4
Transaction costs	6.3	2.6
Legal claim costs	0.4	1.6
Curtailment loss	—	4.2
Pension and other retirement plan expenses	24.4	21.1
Adjusted EBITDA (Non-GAAP)	$534.6	$544.7

Twelve Months Ended December 31, 2012
(dollars in millions)
Reconciliation of Operating Cash Flow (GAAP) to Adjusted
Unlevered Operating Cash Flows (Non-GAAP):
Operating cash flow (GAAP)	$212.7
Interest payments	217.9
Unlevered operating cash flows (Non-GAAP)	430.6
Add:
Transaction costs	6.3
Adjusted unlevered operating cash flows (Non-GAAP)	$436.9

	Twelve Months Ended December 31,
(dollars in millions)	2012	2011
Reconciliation of GAAP Cash Flow to Free Cash Flow (as defined by the Company)
Net decrease in cash and cash equivalents	$(50.1)	$(3.6)
Less adjustments:
Proceeds from issuance of long-term debt	(525.0)	—
Increase in corporate credit and receivables facilities	(52.0)	(0.4)
Repayment of debt	442.4	11.5
Debt issuance costs	20.9	0.8
Common stock repurchase	0.3	10.4
Proceeds from sale of assets, net of expenses	(1.6)	(10.8)
Transaction costs	11.0	2.6
Free cash flow (as defined by the Company)	$(154.1)	$10.5
Adjusted EBITDA provides a useful measure of operational performance. The Company defines Adjusted EBITDA as GAAP operating income plus depreciation, amortization, restructuring charges, asset impairments, components of pension and other retirement plan costs related to interest costs, asset returns, and amortization of actuarial gains and losses, and other special items.
Free Cash Flow provides a useful measure of operational performance, liquidity and financial health. The Company defines free cash flow as cash provided by (used in) operating, financing and investing activities, adjusted for the issuance and repayment of debt, debt issuance costs, the repurchase of common stock, and the proceeds from the sale or the use of funds from the purchase of business operations, including transaction costs. Free cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with free cash flow as defined by other companies. Although the Company feels that there is no comparable GAAP measure for free cash flow, the foregoing financial information reconciles free cash flow to the net increase (decrease) in cash and cash equivalents.

Unlevered Operating Cash Flow provides a useful measure of operational performance and liquidity. The Company defines unlevered operating cash flow as cash flows provided by (used in) operating activities plus cash paid for interest and other special items.

VOTE BY INTERNET - www.proxyvote.com
CINCINNATI BELL INC. ATTN: CHRISTOPHER WILSON 221 EAST 4TH STREET, RM 103-1290 CINCINNATI, OH 45202-2301
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M31671-P08044-Z54895	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CINCINNATI BELL INC.
The Board of Directors recommends you vote FOR each of the Nominees in Proposal 1, and FOR Proposals 2 and 3:
1.	Election of Directors
Nominees:
	To be elected for terms expiring in 2014.	For	Against	Abstain
	1a. Phillip R. Cox	¬	¬	¬		For	Against	Abstain
	1b. Bruce L. Byrnes	¬	¬	¬	2. To approve, by non-binding vote, executive compensation.	¬	¬	¬
	1c. John F. Cassidy	¬	¬	¬
	1d. Jakki L. Haussler	¬	¬	¬	3. Ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal 2013.	¬	¬	¬
	1e. Craig F. Maier	¬	¬	¬
	1f. Alan R. Schriber	¬	¬	¬
	1g. Lynn A. Wentworth	¬	¬	¬
	1h. John M. Zrno	¬	¬	¬
	1i. Theodore H. Torbeck	¬	¬	¬

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CINCINNATI BELL INC.
SOLICITATION OF PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2013

The undersigned hereby appoints Phillip R. Cox, Lynn A. Wentworth and John M. Zrno, each or any of them, as proxies, with full power of substitution, to represent and to vote all common shares and 6 3/4% Cumulative Convertible Preferred Shares of Cincinnati Bell Inc. held of record by the undersigned at the close of business on March 4, 2013, at the Annual Meeting and at any adjournment or postponement thereof, notice of which Annual Meeting together with the related Proxy Statement has been received. The proxies are directed to vote the shares as indicated on the reverse side.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUAL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)